Exhibit 99.2

ABAXIS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Abaxis, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Abaxis, Inc. (a California corporation) and its subsidiaries (the “Company”) as of March 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of March 31, 2018, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated May 30, 2018, expressed an unqualified opinion.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BPM LLP

We have served as the Company’s auditor since 2005.

San Jose, California
May 30, 2018

ABAXIS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,
ASSETS	2018	2017
Current assets:
Cash and cash equivalents	$46,277	$91,332
Short-term investments	120,506	51,561
Receivables (net of allowances of $525 in 2018 and $272 in 2017)	48,164	40,568
Inventories	44,121	39,010
Prepaid expenses and other current assets	5,138	4,997
Net deferred tax assets, current	—	5,644
Current assets of discontinued operations	42	66
Total current assets	264,248	233,178
Long-term investments	19,240	22,171
Investments in unconsolidated affiliates	3,846	2,850
Property and equipment, net	35,419	34,260
Intangible assets, net	1,017	1,171
Net deferred tax assets, non-current	7,913	4,392
Other assets	9,420	7,624
Total assets	$341,103	$305,646

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,775	$7,517
Accrued payroll and related expenses	11,280	9,606
Accrued taxes	1,456	2,151
Current liabilities of discontinued operations	66	85
Other accrued liabilities	16,234	11,006
Deferred revenue	816	1,415
Warranty reserve	2,253	1,663
Total current liabilities	43,880	33,443
Non-current liabilities:
Deferred revenue	1,524	1,460
Warranty reserve	3,037	2,695
Net deferred tax liabilities	203	234
Notes payable, less current portion	177	278
Other non-current liabilities	1,589	1,312
Total non-current liabilities	6,530	5,979
Total liabilities	50,410	39,422
Commitments and contingencies (Note 13)
Shareholders' equity:
Preferred stock, no par value: 5,000,000 shares authorized; no shares issued and outstanding in 2018 and 2017	—	—
Common stock, no par value: 35,000,000 shares authorized; 22,698,000 and 22,540,000 shares issued and
outstanding in 2018 and 2017, respectively	147,000	135,932
Retained earnings	143,870	130,304
Accumulated other comprehensive loss	(177)	(12)
Total shareholders' equity	290,693	266,224
Total liabilities and shareholders' equity	$341,103	$305,646

The accompanying notes are an integral part of these consolidated financial statements.

ABAXIS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year Ended March 31,
	2018	2017	2016
Revenues	$244,700	$227,220	$218,901
Cost of revenues	111,091	101,375	95,649
Gross profit	133,609	125,845	123,252
Operating expenses:
Research and development	23,332	19,795	18,388
Sales and marketing	53,291	45,249	42,526
General and administrative	18,331	16,314	15,984
Total operating expenses	94,954	81,358	76,898
Income from operations	38,655	44,487	46,354
Interest and other income (expense), net	4,745	6,625	793
Income from continuing operations before income tax provision	43,400	51,112	47,147
Income tax provision	16,223	18,333	16,073
Income from continuing operations	27,177	32,779	31,074
Discontinued operations (Note 2)
Loss from discontinued operations, net of tax	—	(63)	(3)
Gain on sale of discontinued operations, net of tax	—	—	559
Net income	$27,177	$32,716	$31,630

Net income per share:
Basic
Continuing operations	$1.20	$1.46	$1.37
Discontinued operations	—	(0.01)	0.03
Basic net income per share	$1.20	$1.45	$1.40

Diluted
Continuing operations	$1.17	$1.44	$1.36
Discontinued operations	—	—	0.02
Diluted net income per share	$1.17	$1.44	$1.38

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,672	22,515	22,661
Weighted average common shares outstanding - diluted	23,135	22,797	22,883

Cash dividends declared per share	$0.60	$0.52	$0.44

The accompanying notes are an integral part of these consolidated financial statements.

ABAXIS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Year Ended March 31,
	2018	2017	2016
Net income	$27,177	$32,716	$31,630
Other comprehensive income (loss):
Net change in unrealized gain (loss) on investments	(216)	(8)	2
Tax provision (benefit) on other comprehensive income (loss)	(51)	(3)	1
Other comprehensive income (loss), net of tax	(165)	(5)	1
Comprehensive income	$27,012	$32,711	$31,631

The accompanying notes are an integral part of these consolidated financial statements.

ABAXIS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands, except share data)

				Accumulated
				Other
				Comprehensive	Total
	Common Stock		Retained	Income	Shareholders'
	Shares	Amount	Earnings	(Loss)	Equity
Balances as of March 31, 2015	22,539,000	$132,559	$87,643	$(8)	$220,194
Common stock issued in settlement of restricted stock units, net of shares withheld for employee taxes	190,000	(5,250)	—	—	(5,250)
Warrant exercises	4,000	12	—	—	12
Repurchases of common stock, net	(325,000)	(13,040)	—	—	(13,040)
Dividends to shareholders	—	—	(9,970)	—	(9,970)
Share-based compensation	—	11,114	—	—	11,114
Excess tax benefits from share-based awards and other tax adjustments	—	1,621	—	—	1,621
Net income	—	—	31,630	—	31,630
Other comprehensive income (loss), net of tax	—	—	—	1	1
Balances as of March 31, 2016	22,408,000	127,016	109,303	(7)	236,312
Common stock issued in settlement of restricted stock units, net of shares withheld for employee taxes	132,000	(2,234)	—	—	(2,234)
Dividends to shareholders	—	—	(11,715)	—	(11,715)
Share-based compensation	—	11,126	—	—	11,126
Excess tax benefits from share-based awards and other tax adjustments	—	24	—	—	24
Net income	—	—	32,716	—	32,716
Other comprehensive income (loss), net of tax	—	—	—	(5)	(5)
Balances as of March 31, 2017	22,540,000	135,932	130,304	(12)	266,224
Common stock issued in settlement of restricted stock units, net of shares withheld for employee taxes	158,000	(2,590)	—	—	(2,590)
Dividends to shareholders	—	—	(13,611)	—	(13,611)
Share-based compensation	—	13,658	—	—	13,658
Net income	—	—	27,177	—	27,177
Other comprehensive income (loss), net of tax	—	—	—	(165)	(165)
Balances as of March 31, 2018	22,698,000	$147,000	$143,870	$(177)	$290,693

The accompanying notes are an integral part of these consolidated financial statements.

ABAXIS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended March 31,
	2018	2017	2016
Cash flows from operating activities:
Net income	$27,177	$32,716	$31,630
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,006	7,340	6,697
Investment premium amortization, net	1,092	666	1,180
Gain on sale of discontinued operations, net of tax	—	—	(559)
Net loss on disposals of property and equipment	102	115	103
Impairment loss of intangible assets	—	—	13
Foreign exchange (gain) loss	(996)	627	(149)
Share-based compensation expense	13,661	11,079	11,100
Excess tax benefits from share-based awards (1)	—	(330)	(1,621)
Deferred income taxes	2,110	(1,319)	1,317
Equity in net (income) loss of unconsolidated affiliates	254	184	(22)
Gain on sale of equity method investment	(1,181)	(6,053)	—
Changes in assets and liabilities:
Receivables, net	(7,470)	(4,564)	(4,914)
Inventories	(8,181)	(8,184)	74
Prepaid expenses and other current assets	(228)	1,386	(1,912)
Other assets	(1,791)	(5,674)	(1,829)
Accounts payable	4,206	238	(443)
Accrued payroll and related expenses	1,674	1,257	(3,081)
Accrued taxes	(744)	760	(4,065)
Other liabilities	5,428	2,757	(4,848)
Deferred revenue	(535)	(999)	(667)
Warranty reserve	932	1,150	52
Net cash provided by operating activities	43,516	33,152	28,056
Cash flows from investing activities:
Purchases of available-for-sale investments	(109,448)	(4,401)	(2,731)
Purchases of held-to-maturity investments	(50,132)	(52,513)	(61,049)
Proceeds from maturities and redemptions of available-for-sale investments	39,460	4,300	—
Proceeds from maturities and redemptions of held-to-maturity investments	52,798	42,140	48,959
Purchases of property and equipment	(6,046)	(10,171)	(5,185)
Acquisitions, net of cash acquired	—	(785)	(1,131)
Cash paid for investment in unconsolidated affiliate	(1,250)	(2,999)	—
Proceeds from sale of equity method investment	1,181	8,526	—
Proceeds from sale of discontinued operations	—	—	900
Net cash used in investing activities	(73,437)	(15,903)	(20,237)
Cash flows from financing activities:
Tax withholdings related to net share settlements of restricted stock units	(2,590)	(2,234)	(5,250)
Excess tax benefits from share-based awards (1)	—	330	1,621
Repurchases of common stock	—	—	(13,040)
Proceeds from the exercise of warrants	—	—	12
Dividends paid	(13,611)	(11,715)	(9,970)
Net cash used in financing activities	(16,201)	(13,619)	(26,627)
Effect of exchange rate changes on cash and cash equivalents	1,067	(621)	116
Net increase (decrease) in cash and cash equivalents	(45,055)	3,009	(18,692)
Cash and cash equivalents at beginning of year	91,332	88,323	107,015
Cash and cash equivalents at end of year	$46,277	$91,332	$88,323

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$14,498	$16,901	$19,927
Supplemental disclosure of non-cash flow information:
Change in unrealized gain (loss) on investments, net of tax	$(165)	$(5)	$1
Transfers of equipment between inventory and property and equipment, net	$3,067	$4,549	$987
Net change in capitalized share-based compensation	$(3)	$47	$14
Common stock withheld for employee taxes in connection with share-based compensation	$2,590	$2,234	$5,250
Repayment of notes payable by credits from municipal agency	$101	$101	$101
______________________________
(1) The Company adopted Accounting Standards Update (“ASU”) No. 2016-09, “Improvements to Employee Share-based Payment Accounting” (“ASU 2016-09”), during the first quarter of fiscal 2018. This standard eliminates the requirement to reclassify cash flows related to excess tax benefits from operating activities to financing activities on the statements of cash flows. The Company adopted the guidance prospectively effective April 1, 2017. The adoption of ASU 2016-09 is discussed further in Note 1, “Description of Business and Summary of Significant Accounting Policies.”

The accompanying notes are an integral part of these consolidated financial statements.

ABAXIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Abaxis, Inc. (“Abaxis,” the “Company,” “our,” “us,” or “we”) is in the principal business of discovering, developing, manufacturing, marketing and selling of diagnostic products. Our portable blood chemistry analysis systems are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements. We also sell point-of-care diagnostic products, including instruments, consumables and rapid tests to help our customers improve the efficiency and effectiveness of their healthcare operations. We conduct business worldwide and manage our business on the basis of the following two reportable segments: the medical market and the veterinary market. We were incorporated in California in 1989.

Basis of Presentation

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Abaxis and our wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Discontinued Operations. On March 18, 2015, we entered into an Asset Purchase Agreement with Antech Diagnostics, Inc. (“Antech”) pursuant to which we sold substantially all of the assets of our Abaxis Veterinary Reference Laboratories (“AVRL”) business. The sale transaction closed on March 31, 2015. Consequently, we present the financial results of our reference laboratory as a discontinued operation in the consolidated financial statements for all periods presented herein. See Note 2, “Discontinued Operations” for additional information. Unless noted otherwise, all discussions herein with respect to the Company’s audited consolidated financial statements relate to the Company’s continuing operations.

Reclassifications. Certain reclassifications have been made to prior periods’ consolidated financial statements to conform to the current period presentation. These reclassifications did not result in any change in previously reported net income or shareholders’ equity.

Use of Estimates. The preparation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting period, and related disclosures. Significant management estimates made in preparing the consolidated financial statements relate to allowance for doubtful accounts, sales and other allowances, estimated selling price of our products, valuation of inventory, fair value of investments, fair value and useful lives of intangible assets, income taxes, valuation allowance for deferred tax assets, share-based compensation, legal exposures and warranty reserves. Our management bases their estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Our actual results may differ materially from these estimates.

Summary of Significant Accounting Policies

Cash and Cash Equivalents. Cash equivalents consist of highly liquid investments with original or remaining maturities of three months or less at the time of purchase that are readily convertible into cash. The fair value of these investments was determined by using quoted prices for identical investments in active markets which are measured at Level 1 inputs under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” The carrying value of cash equivalents approximates fair value due to their relatively short-term nature.

Investments. We hold both short-term and long-term investments and our portfolio primarily consists of certificates of deposit, commercial paper, corporate bonds and municipal bonds. Short-term investments have maturities of one year or less. All other investments with maturity dates greater than one year are classified as long-term. Our investments are accounted for as either available-for-sale or held-to-maturity. Investments classified as available-for-sale are reported at fair value at the balance sheet date, and temporary differences between cost and fair value are presented as a separate component of accumulated other comprehensive income (loss), net of any related tax effect, in shareholders’ equity. Investments classified as held-to-maturity are based on the Company’s positive intent and ability to hold to maturity and these investments are carried at amortized cost.

Realized gains and losses from investments are included in “Interest and other income (expense), net,” computed using the specific identification cost method. We assess whether an other-than-temporary impairment loss on our investments has occurred due to declines in fair value or other market conditions. Declines in fair value that are determined to be other-than-temporary, if any, are recorded as charges against “Interest and other income (expense), net” in the consolidated statements of income. We did not recognize any impairment loss on investments during fiscal 2018, 2017 or 2016.

Concentration of Credit Risks and Certain Other Risks. Financial instruments that potentially subject us to a concentration of credit risk consist primarily of cash, cash equivalents, investments and receivables. We place our cash, cash equivalents and investments with high credit quality financial institutions that are regularly monitored by management. Deposits held with banks may exceed the amount of the insurance provided by the federal government on such deposits. To date, the Company has not experienced any losses on such deposits. We also have short and long-term investments in certificates of deposit, commercial paper, corporate bonds and municipal bonds, which can be subject to certain credit risk. However, we mitigate the risks by investing in high-grade instruments, limiting our exposure to any one issuer, and monitoring the ongoing creditworthiness of the financial institutions and issuers.

We sell our products to distributors and direct customers located primarily in North America, Europe and other countries. Credit is extended to our customers and we generally do not require our customers to provide collateral for purchases on credit. Credit risks are mitigated by our credit evaluation process and monitoring the amounts owed to us, taking appropriate action when necessary. Starting in fiscal 2016, we entered into sales contracts as the lessor of instruments under sales-type lease agreements with our customers, whereby we retain a security interest in certain of the underlying assets and monitor the amounts owed to us. Collection of receivables may be affected by changes in economic or other industry conditions and may, accordingly, impact our overall credit risk. We maintain an allowance for doubtful accounts, but historically have not experienced any material losses related to an individual customer or group of customers in any particular industry or geographic area. Concentration of credit risk with respect to accounts receivable is primarily limited to certain distributors to whom we make significant sales. Two distributors accounted for 24% and 20%, respectively, of our total receivable balance as of March 31, 2018. Three distributors accounted for 26%, 13% and 10%, respectively, of our total receivable balance as of March 31, 2017.

We are subject to certain risks and uncertainties and believe that changes in any of the following areas could have a material adverse effect on our future financial position or results of operations: continued Food and Drug Administration compliance or regulatory changes; uncertainty regarding health care reforms; fundamental changes in the technology underlying blood testing; the ability to develop new products and services that are accepted in the marketplace; competition, including, but not limited to, pricing and products or product features and services; the adequate and timely sourcing of inventories; foreign currency fluctuations; litigation, product liability or other claims against Abaxis; the ability to attract and retain key employees; stock price volatility due to general economic conditions or future issuances and sales of our stock; changes in legal and accounting regulations and standards; and changes in tax regulations.

Fair Value Measurements. We apply fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, we consider the principal or most advantageous market in which we would transact and consider assumptions that market participants would use when pricing the asset or liability. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below.

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Directly or indirectly observable inputs as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment because the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.

Level 3: Unobservable inputs that are supported by little or no market data and require the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Our financial instruments include cash, cash equivalents, investments, receivables, accounts payable and certain other accrued liabilities. The fair value of cash, cash equivalents, receivables, accounts payable and certain other accrued liabilities are valued at their carrying value, which approximates fair value due to their short maturities. See Note 4, “Fair Value Measurements” for further information on fair value measurement of our financial and nonfinancial assets and liabilities.

Inventories. Inventories include material, labor and manufacturing overhead, and are stated at the lower of standard cost (which approximates actual cost using the first-in, first-out method) or net realizable value. Provisions for excess, obsolete and unusable inventories are determined primarily by management’s evaluation of future demand of our products and market conditions. We account for the provisions of excess, obsolete and unusable inventories as a charge to cost of revenues, and a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Investments in Unconsolidated Affiliates. We use the equity method to account for our investments in entities that we do not control investee’s operating and financial policies, but have the ability to exercise significant influence over the investee. Equity method investments are recorded at original cost and adjusted periodically to recognize (1) our proportionate share of the investees’ net income or losses after the date of investment, (2) additional contributions made and dividends or distributions received, and (3) impairment losses resulting from adjustments to net realizable value. We eliminate all intercompany transactions in accounting for our equity method investments. During fiscal 2018, 2017 and 2016, we recorded our proportionate share of our investees’ net income or losses in “Interest and other income (expense), net” on the consolidated statements of income.

We assess the potential impairment of our equity method investments when indicators such as a history of operating losses, a negative earnings and cash flow outlook, and the financial condition and prospects for the investee’s business segment might indicate a loss in value. We did not recognize any impairment loss on investments in unconsolidated affiliates during fiscal 2018, 2017 or 2016.

In January 2017, we early adopted Accounting Standards Update (“ASU”) No. 2016-07, “Investments – Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting” (“ASU 2016-07”), which eliminates the requirement that an investor retrospectively apply equity method accounting when an investment that it had accounted for by another method initially qualifies for use of the equity method. See Note 6, “Investments in Unconsolidated Affiliates” for further information on investments in unconsolidated affiliates.

Property and Equipment. Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization expense is calculated using the straight-line method using the estimated useful lives of the assets. The table below provides estimated useful lives of property and equipment by asset classification.

Asset Classification	Estimated Useful Life
Machinery and equipment	2-15 years
Furniture and fixtures	3-8 years
Computer equipment	2-7 years
Building	25 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Construction in progress primarily consists of purchased material and internal payroll and related costs used in the development of production lines. We did not capitalize interest on constructed assets during fiscal 2018, 2017 or 2016 due to immateriality.

Property and equipment includes instruments transferred from inventory and held for loan or evaluation or demonstration purposes to customers. Units held for loan, evaluation or demonstration purposes are carried at cost and depreciated over their estimated useful lives of three to five years. Depreciation expense related to these instruments is recorded in cost of revenues or in the respective operating expense line based on the function and purpose for which it is being used. Proceeds from the sale of evaluation units are recorded as revenue. Transfers of equipment between inventory to property and equipment, net, during fiscal 2018, 2017 and 2016 were $3.1 million, $4.5 million and $1.0 million, respectively.

Intangible Assets. Intangible assets as of March 31, 2018 and 2017, consisted of customer relationships acquired in our fiscal 2015 acquisition of QCR, are presented at cost, net of accumulated amortization. The intangible assets are amortized using the straight-line method over their estimated useful lives of 10 years, which approximates the economic benefit. If our underlying assumptions regarding the estimated useful life of an intangible asset change, then the amortization period, amortization expense and the carrying value for such asset would be adjusted accordingly.

Valuation of Long-Lived Assets. We evaluate the carrying value of our long-lived assets, such as property and equipment and amortized intangible assets, whenever events or changes in business circumstances or our planned use of long-lived assets indicate that the carrying amount of an asset may not be fully recoverable or their useful lives are no longer appropriate. We look to current and future profitability, as well as current and future undiscounted cash flows, excluding financing costs, as primary indicators of recoverability. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than the carrying amount. If impairment is determined to exist, any related impairment loss is calculated based on fair value and long-lived assets are written down to their respective fair values. During fiscal 2018, 2017 and 2016, we recognized impairment charges on consolidated long-lived assets of $0, $0 and $13,000, respectively.

Revenue Recognition. Revenues from product sales and services, net of estimated sales allowances, discounts and rebates, are recognized when the following four criteria are met:

•
Evidence of an arrangement exists: Persuasive evidence of an arrangement with a customer that reflects the terms and conditions to deliver products or render services must exist in order to recognize revenue.

•
Upon shipment of the products or rendering of services to the customer: Delivery is considered to occur at the time of shipment of products to a distributor or direct customer, as title and risk of loss have been transferred to the distributor or direct customer on delivery to the common carrier. Rights of return are not provided. For services, delivery was considered to occur as the service was provided. Service revenues were primarily generated from veterinary reference laboratory diagnostic and consulting services for veterinarians. Net service revenues were recognized at the time services were performed.

•	Fixed or determinable sales price: When the sales price is fixed or determinable that amount is recognized as revenue.

•
Collection is reasonably assured: Collection is deemed probable if a customer is expected to be able to pay amounts under the arrangement as those amounts become due. Revenue is recognized when collectibility of the resulting receivable is reasonably assured.

Amounts collected in advance of revenue recognition are recorded as a current or non-current deferred revenue liability based on the time from the balance sheet date to the future date of revenue recognition. We recognize revenue associated with extended maintenance agreements ratably over the life of the contract.

Multiple Element Revenue Arrangements. Our sales arrangements may contain multiple element revenue arrangements in which a customer may purchase a combination of instruments, consumables or extended maintenance agreements. Additionally, we provide incentives in the form of free goods or extended maintenance agreements to customers in connection with the sale of our instruments. We participate in selling arrangements in the veterinary market that include multiple deliverables, such as instruments and consumables. Prior to the sale of our AVRL business to Antech in March 2015, our selling arrangements in the veterinary market had also included service agreements associated with our veterinary reference laboratory. Judgments as to the allocation of consideration from an arrangement to the multiple elements of the arrangement, and the appropriate timing of revenue recognition are critical with respect to these arrangements.

A multiple element arrangement includes the sale of one or more tangible product offerings with one or more associated services offerings, each of which are individually considered separate units of accounting. We allocate revenues to each element in a multiple element arrangement based upon the relative selling price of each deliverable. When applying the relative selling price method, we determine the selling price for each deliverable using vendor-specific objective evidence (“VSOE”) of selling price, if it exists, or third-party evidence (“TPE”) of selling price. If neither VSOE nor TPE of selling price exist for a deliverable, we use our best estimate of selling price for that deliverable. Revenues allocated to each element are then recognized when all revenue recognition criteria are met for each element.

Revenues from our multiple element arrangements are allocated separately to the instruments, consumables, extended maintenance agreements and incentives based on the relative selling price method. Amounts allocated to each element are based on its objectively determined fair value, such as the sales price for the product when it is sold separately. Revenues allocated to each element are then recognized when the basic revenue recognition criteria, as described above, are met for each element. Revenues associated with incentives in the form of free goods are deferred until the goods are shipped to the customer. Revenues associated with incentives in the form of extended maintenance agreements are deferred and recognized ratably over the life of the extended maintenance contract, generally one to three years.

For our selling arrangements in the veterinary market that include multiple deliverables, such as instruments, consumables or service agreements, revenue is recognized upon delivery of the product or performance of the service during the term of the service contract when the basic revenue recognition criteria, as described above, are met for each element. We allocate revenues to each element based on the relative selling price of each deliverable. Amounts allocated to each element are based on its objectively determined fair value, such as the sales price for the product or service when it is sold separately.

Customer Programs. From time to time, we offer customer marketing and incentive programs. Our most significant customer programs are described as follows:

Instrument Trade-In Programs. We periodically offer trade-in programs to customers for trading in an existing instrument to purchase a new instrument and we will either provide incentives in the form of free goods or reduce the sales price of the instrument. These incentives in the form of free goods are recorded based on the relative selling price method according to the policies described above.

Instrument Rental Programs. We periodically offer programs to customers whereby certain instruments are made available to customers for rent or on an evaluation basis. These programs typically require customers to purchase a minimum quantity of consumables during a specified period for which we recognize revenue on the related consumables according to the policies described above. Depending on the program offered, customers may purchase the instrument during the rental or evaluation period. Proceeds from such sale are recorded as revenue according to the policies described above. Rental income, if any, is also recorded as revenue according to the policies described above.

Lease Programs. Starting in fiscal 2016, we entered into sales contracts as the lessor of instruments under sales-type lease agreements with our customers. In the veterinary market, we may offer arrangements to end users for monthly payments of instruments and consumables purchases over a term of six years. Revenues related to multiple-element arrangements are allocated to lease and non-lease elements based on their relative selling prices as prescribed by our revenue recognition policies described above. Lease elements generally include one or multiple veterinary instruments, while non-lease elements generally include the consumables related to the leased instrument.

We estimate the fair value of our leased products for the purposes of lease classification. In accordance with FASB ASC Topic 840, Leases (“ASC 840”), we define the fair value of a leased product at lease inception as its normal selling price, reflecting any volume or discounts that may apply. We estimate the fair value of our leased products based upon transacted cash sales prices. Estimating the fair value of our leased products can be subjective and thus subject to significant judgment.

The present value of lease receivables, including accrued interest, was $11.8 million and $9.1 million, as of March 31, 2018 and 2017, respectively. Our current and non-current lease receivables are recorded within “Receivables” and “Other Assets,” respectively, on our consolidated balance sheets. Revenue from sales-type lease arrangements is recognized upon shipment of the products to the customer, assuming all other revenue recognition criteria have been met. Revenue from sales-type leases is presented as product revenue. Interest income is recognized monthly over the lease term using the effective-interest method.

Sales Incentive Programs. We periodically offer customer sales incentive programs and we record reductions to revenue related to these programs. Incentives may be provided in the form of rebates to distributors for volume-based purchases or upon meeting other specified requirements, end-user rebates and discounts. A summary of our revenue reductions is described below. Other rebate programs offered to distributors or customers vary from period to period in the medical and veterinary markets and were not significant.

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Volume-based Incentives. Volume-based incentives, in the form of rebates, are offered from time to time to distributors and group purchasing organizations upon meeting the sales volume requirements during a qualifying period and are recorded as a reduction to gross revenues during a qualifying period. The pricing rebate program is primarily offered to distributors and group purchasing organizations in the North America veterinary market, upon meeting the sales volume requirements of veterinary products during the qualifying period. Factors used in the rebate calculations include the identification of products sold subject to a rebate during the qualifying period and which rebate percentage applies. Based on these factors and using historical trends, adjusted for current changes, we estimate the amount of the rebate and record the rebate as a deduction to gross revenues when we record the sale of the product. The rebate is recorded as a reserve to offset accounts receivable as settlements are made through offsets to outstanding customer invoices. Settlement of the rebate accruals from the date of sale ranges from one to nine months after sale. Changes in the rebate accrual at the end of each period are based upon distributors and group purchasing organizations meeting the purchase requirements during the quarter.

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Distributor Rebate Incentives. From time to time, we offer a customer sales incentive program, whereby distributors are offered a rebate upon meeting certain requirements. We recognize the rebate obligation as a reduction of revenue at the later of the date on which we sell the product or the date the program is offered. These customer sales incentive programs require management to estimate the rebate amounts to distributors who will qualify for the incentive during the promotional period. We record the estimated liability in other current accrued liabilities on our consolidated balance sheets. Management’s estimates are based on historical experience and the specific terms and conditions of the incentive programs.

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End-User Rebates and Discounts. From time to time, cash rebates are offered to end-users who purchase certain products or instruments during a promotional period and are recorded as a reduction to gross revenues. Additionally, we periodically offer sales incentives to end-users, in the form of sales discounts, to purchase consumables for a specified promotional period, typically over five years from the sale of our instrument, and we reimburse resellers for the value of the sales discount provided to the end-user. We estimate the amount of the incentive earned by end-users during a quarter and record a liability to the reseller as a reduction to gross revenues. Factors used in the liability calculation of incentives earned by end-users include the identification of qualified end-users under the sales program during the period and using historical trends. Settlement of the liability to the reseller ranges from one to twelve months from the date an end-user earns the incentive.

Royalty Revenues. Royalties are typically based on licensees’ net sales of products that utilize our technology and are recognized as earned in accordance with the contract terms when royalties from licensees can be reliably measured and collectibility is reasonably assured, such as upon the receipt of a royalty statement from the licensee. Our royalty revenue depends on the licensees’ use of our technology, and therefore, may vary from period to period and impact our revenues during a quarter. Royalty revenues were not significant in fiscal 2018, 2017 and 2016.

Allowance for Doubtful Accounts. We recognize revenue when collection from the customer is reasonably assured. We maintain an allowance for doubtful accounts based on our assessment of the collectibility of the amounts owed to us by our customers. We regularly review the allowance and consider the following factors in determining the level of allowance required: the customer’s payment history, the age of the receivable balance, the credit quality of our customers, the general financial condition of our customer base and other factors that may affect the customers’ ability to pay. An additional allowance is recorded based on certain percentages of our aged receivables, using historical experience to estimate the potential uncollectible. Account balances are charged off against the allowance when we believe it is probable the receivable will not be recovered.

In the event we determine that a lease receivable may not be paid, we include in our allowance an amount for the outstanding balance related to the lease receivable. We regularly review the adequacy of the allowances for outstanding lease receivables either on an individual or a collective basis. When evaluating the lease receivables, we consider historical experience, credit quality and age of receivable balances, and economic conditions that may affect a customer’s ability to pay. Our ongoing consideration of all these factors could result in an increase in our allowance for loss on lease receivables in the future, which could adversely affect our operating results. Lease receivables are charged off at the point when they are considered uncollectible.

Shipping and Handling. In a sale transaction we recognize amounts billed to customers for shipping and handling as revenue. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of revenues.

Research and Development Expenses. Research and development expenses, including internally developed software costs, are expensed as incurred and include expenses associated with new product research and regulatory activities. Our products include certain software applications that are resident in the product. The costs to develop such software have not been capitalized as we believe our current software development processes are completed concurrent with the establishment of technological feasibility of the software.

Advertising Expenses. Costs of advertising, which are recognized as sales and marketing expenses, are generally expensed in the period incurred. Advertising expenses in the consolidated statements of income were $0.5 million, $0.7 million and $0.7 million for fiscal 2018, 2017 and 2016, respectively.

Income Taxes. We record a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be recovered.

We recognize and measure benefits for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of evidence indicates that it is more likely than not that the tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. For tax positions that are more likely than not to be sustained upon audit, the second step is to measure the tax benefit as the largest amount that is more than 50 percent likely to be realized upon settlement. Significant judgment is required to evaluate uncertain tax positions. At March 31, 2018 and 2017, we had no significant uncertain tax positions. Our policy is to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes. For fiscal 2018, 2017 and 2016, we did not recognize any interest or penalties related to uncertain tax positions in the consolidated statements of income, and at March 31, 2018 and 2017, we had no accrued interest or penalties.

See Note 18, “Income Taxes” for the impact of the U.S. Tax Cuts and Jobs Act (“the Tax Act”) enacted on December 22, 2017.

Share-Based Compensation Expense. We account for share-based compensation in accordance with ASC 718, “Compensation-Stock Compensation.” We recognize share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award to employees and directors. As required by fair value provisions of share-based compensation, employee share-based compensation expense recognized is calculated over the requisite service period of the awards and reduced for estimated forfeitures. The forfeiture rate is estimated based on historical data of our share-based compensation awards that are granted and cancelled prior to vesting and upon historical experience of employee turnover. For restricted stock units, share-based compensation expense is based on the fair value of our stock at the grant date and recognized net of an estimated forfeiture rate, over the requisite service period of the award.

Net Income Per Share. Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average number of common shares that would have been outstanding during the period assuming the issuance of common shares for all potential dilutive common shares outstanding using the treasury stock method.

The treasury stock method assumes that proceeds, including the total unrecognized compensation expense for unvested share-based compensation awards and, prior to our adoption of the new accounting standard related to share-based compensation on April 1, 2017, the tax benefits resulting from share-based compensation tax deductions in excess of the related expense recognized for financial reporting purposes, would be used to purchase our common stock at the average market price during the period. Dilutive potential common shares outstanding include outstanding restricted stock units and warrants.

Comprehensive Income. Comprehensive income generally represents all changes in shareholders’ equity during a period, resulting from net income and transactions from non-owner sources. Comprehensive income consists of net income and the net-of-tax amounts for unrealized gain (loss) on available-for-sale investments (difference between the cost and fair market value). For the periods presented, the accumulated other comprehensive income (loss) consisted of the unrealized gains or losses on the Company’s available-for-sale investments, net of tax.

Foreign Currency. The U.S. dollar is the functional currency for our international subsidiaries. Foreign currency transactions of our subsidiaries are remeasured into U.S. dollars at the end-of-period exchange rates for monetary assets and liabilities, and historical exchange rates for nonmonetary assets. Accordingly, the effects of foreign currency transactions, and of remeasuring the financial condition into the functional currency resulted in foreign currency gains and (losses), which were included in “Interest and other income (expense), net” on the consolidated statements of income and were $1.0 million, $(0.6 million), and $0.1 million for fiscal 2018, 2017 and 2016, respectively.

Recently Adopted Accounting Pronouncements

Simplifying the Measurement of Inventory: In July 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-11, “Simplifying the Measurement of Inventory (Topic 330)” (“ASU 2015-11”), which amends the guidelines for the measurement of inventory. Under the amendment, an entity should measure inventory valued using a first-in, first-out or average cost method at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. We adopted this guidance as of April 1, 2017, the required effective date. The adoption of this standard did not have a significant impact on our consolidated financial statements.

Balance Sheet Classification of Deferred Taxes: In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes (Topic 740)” (“ASU 2015-17”), which amends the accounting guidance related to balance sheet classification of deferred taxes. The amendment requires that deferred tax assets and liabilities be classified as non-current in the statement of financial position, thereby simplifying the current guidance that requires an entity to separate deferred tax assets and liabilities into current and non-current amounts. As of April 1, 2017, we adopted ASU 2015-17 on a prospective basis. The adoption of this accounting standard resulted in the reclassification of current net deferred tax assets to noncurrent net deferred tax assets on the consolidated balance sheets for fiscal 2018. Other than this reclassification, the adoption of this standard did not have any other significant impact on our consolidated financial statements.

Employee Share-Based Payment Accounting: In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting (Topic 718)” (“ASU 2016-09”) which simplifies several aspects of employee share-based payment accounting, including the income tax consequences, classification of awards as either equity or liabilities, forfeitures and classification in the statement of cash flows. Under the standard, excess tax benefits and tax deficiencies related to share-based payment awards will be recognized as income tax benefit or expense in the reporting period in which they occur (previously such amounts were recognized in additional paid-in capital). Additionally, the amendments also provide an alternative to estimate award forfeitures instead of recording at the time of forfeiture.

As of April 1, 2017, we adopted the applicable provisions of ASU 2016-09 as follows:

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The guidance requires excess tax benefits and tax deficiencies to be recorded as income tax benefit or expense in the consolidated statement of income when the awards vest or are settled, and eliminates the requirement to reclassify cash flows related to excess tax benefits from operating activities to financing activities on the statement of cash flows. We adopted the guidance prospectively effective April 1, 2017 and have not revised the classification of the excess tax benefits in the prior year’s consolidated statements of cash flows. Amounts previously recorded to additional paid-in capital related to windfall tax benefits prior to April 1, 2017 remain in shareholders’ equity.

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The guidance eliminates the requirement that excess tax benefits must be realized (through a reduction in income taxes payable) before companies can recognize them. We have applied the modified retrospective transition method upon adoption. There were no unrecognized excess tax benefits prior to the adoption; therefore, there was no cumulative effects recorded to retained earnings as a result of the adoption.

We also excluded the related tax benefits when applying the treasury stock method for computing diluted shares outstanding on a prospective basis as required by ASU 2016-09. The amount of excess tax benefits and deficiencies recognized in our income tax provision in our consolidated statement of income will fluctuate from period to period based on our future stock price in relation to the fair value of stock awards on the grant date, our future grants of stock awards and the volume of stock awards settled or vested. The impact of the tax benefits related to share-based payments may be material and may vary significantly each quarter based on the timing of actual settlement and vesting activity. The tax effects of vested awards are treated as discrete items in the reporting period in which they occur.

Investments – Equity Method and Joint Ventures: In March 2016, the FASB issued ASU No. 2016-07, “Investments – Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting” (“ASU 2016-07”). The amendments in this ASU eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. We elected to early adopt ASU 2016-07 effective January 1, 2017. The impact of this amendment on our consolidated financial statements was not significant. See Note 6, “Investments in Unconsolidated Affiliates” for information on equity method investments.

Recent Accounting Pronouncements Not Yet Adopted

Revenue from Contracts with Customers: In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), which supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) 606, “Revenue Recognition.” ASU 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. It also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. On July 9, 2015, the FASB decided to delay the effective date of the new standard by one year. The new guidance allows for the standard and all subsequent amendments to be applied either retrospectively to each prior reporting period presented or retrospectively as a cumulative effect adjustment as of the date of adoption. We will adopt the guidance of ASU 2014-09 as of April 1, 2018, the required effective date using the modified retrospective method by recognizing the cumulative effect in equity at the date of initial application.

We have established a transition team to implement the guidance related to the recognition of revenue from contracts with customers. We are finalizing the process of assessing our customer contracts, identifying contractual provisions that may result in a change in the timing or the amount of revenue recognized in comparison with current guidance, as well as assessing internal controls over financial reporting and the enhanced disclosure requirements of the new guidance. Under the new guidance, the terms of our customer contracts may impact the timing of revenue recognition.

Our revenue is primarily generated from upon shipment of the products to distributors or end customers, which will continue to be recognized when goods are shipped. We expect the new revenue guidance will require us to delay revenue recognition for certain of our customer programs offered. Under the new guidance we expect to defer an increased portion of revenue related to instruments under programs that provide sales discounts or rebate incentives representing a material right to discount on future purchases. Upon adoption of the new guidance, we expect to recognize an adjustment of approximately $5.8 million of decrease to retained earnings reflecting the cumulative impact of our existing customer contracts with commitments over a period of 1-7 years.

Recognition and Measurement of Financial Assets and Financial Liabilities: In January 2016, the FASB issued ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10)” (“ASU 2016-01”), which changes accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. In addition, it clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. We plan to adopt ASU 2016-01 beginning in the first quarter of fiscal 2019, the required effective date and do not expect this guidance to have a significant impact on our consolidated financial statements.

Leases: In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which amends a number of aspects of lease accounting, including requiring lessees to recognize almost all leases with a term greater than one year as a right-of-use asset and corresponding liability, measured at the present value of the lease payments. ASU 2016-02 is effective for us beginning in the first quarter of fiscal year 2020 and is required to be adopted using a modified retrospective approach. Early adoption is permitted. We are evaluating the impact of the adoption of this standard on our consolidated financial statements.

Financial Instruments - Credit Losses: In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326)” (“ASU 2016-13”), which will change the impairment model for most financial assets and require additional disclosures. The amended guidance requires financial assets that are measured at amortized cost be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets. The amended guidance also requires us to consider historical experience, current conditions, and reasonable and supportable forecasts that affect the collectibility of the reported amount in estimating credit losses. We plan to adopt ASU 2016-13 beginning in the first quarter of fiscal 2019, the required effective date and do not expect this guidance to have a significant impact on our consolidated financial statements.

Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments: In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230)” (“ASU 2016-15”), to provide clarification on cash flow classification related to eight specific issues including contingent consideration payments made after a business combination and distributions received from equity method investees. We plan to adopt ASU 2016-15 beginning in the first quarter of fiscal 2019, the required effective date and do not expect this guidance to have a significant impact on our consolidated financial statements.

Compensation - Stock Compensation: In May 2017, the FASB issued ASU No. 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting” (“ASU 2017-09”), to clarify when to account for a change to the terms or conditions of a share-based award, considered a modification. Modification accounting would be applied unless certain conditions were met related to the fair value of the award, the vesting conditions and the classification of the modified award. The standard should be applied prospectively to an award modified on or after the adoption date. ASU 2017-09 is effective for us beginning in the first quarter of fiscal year 2019 and we do not expect this guidance to have a significant impact on our consolidated financial statements.

NOTE 2. DISCONTINUED OPERATIONS

On March 18, 2015, we entered into an asset purchase agreement (“APA”) with Antech pursuant to which we sold substantially all of the assets of our AVRL business. The sale transaction closed on March 31, 2015. The total purchase price under the APA was $21.0 million in cash. In connection with the sale of our AVRL business, during the fourth quarter of fiscal 2015, we received $20.1 million in cash proceeds and we recognized a pre-tax gain of $12.3 million ($7.7 million after-tax) on the sale of discontinued operations during fiscal 2015. The pre-tax gain on this sale in fiscal 2015 reflects the excess of the sum of the cash proceeds received over the costs incurred in connection with the sale of AVRL. During the fourth quarter of fiscal 2016, we recorded a pre-tax gain of $0.9 million ($0.6 million, after-tax), as a gain on sale of discontinued operations, upon meeting certain conditions by the first anniversary of the closing date in March 2016. In accordance with the accounting guidance, the AVRL business represents a separate asset group and the sale of assets in this business qualifies as a discontinued operation.

The results from discontinued operations were as follows (in thousands):

	Year Ended March 31,
Discontinued operations:	2018	2017	2016
Revenues	$698	$713	$760
Cost of revenues	698	713	985
Gross profit (loss)	—	—	(225)
Operating expenses	—	101	(91)
Other income (expense), net	—	—	127
Loss before income tax provision	—	(101)	(7)
Income tax benefit	—	(38)	(4)
Net loss of discontinued operations	$—	$(63)	$(3)
Gain on sale of discontinued operations, net of tax	$—	$—	$559

The current assets and liabilities of discontinued operations were as follows (in thousands):

	March 31,
	2018	2017
Receivables, net	$42	$66
Total current assets of discontinued operations	$42	$66

Other current liabilities	$66	$85
Total current liabilities of discontinued operations	$66	$85

NOTE 3. INVESTMENTS

Our investments are classified as either available-for-sale or held-to-maturity. The following table summarizes available-for-sale and held-to-maturity investments as of March 31, 2018 and 2017 (in thousands):

	Available-for-Sale Investments
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
March 31, 2018	Cost	Gain	(Loss)	Value
Commercial paper	$9,263	$—	$(12)	$9,251
Corporate bonds	66,868	—	(220)	66,648
Municipal bonds	654	—	(4)	650
Total available-for-sale investments	$76,785	$—	$(236)	$76,549

	Held-to-Maturity Investments
		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
March 31, 2018	Cost	Gain	(Loss)	Value
Certificates of deposit	$9,914	$—	$(22)	$9,892
Corporate bonds	52,938	—	(325)	52,613
Municipal bonds	345	1	—	346
Total held-to-maturity investments	$63,197	$1	$(347)	$62,851

	Available-for-Sale Investments
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
March 31, 2017	Cost	Gain	(Loss)	Value
Corporate bonds	$6,381	$—	$(4)	$6,377
Municipal bonds	678	—	(16)	662
Total available-for-sale investments	$7,059	$—	$(20)	$7,039

	Held-to-Maturity Investments
		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
March 31, 2017	Cost	Gain	(Loss)	Value
Certificates of deposit	$3,735	$1	$(1)	$3,735
Commercial paper	5,588	—	(3)	5,585
Corporate bonds	57,009	—	(186)	56,823
Municipal bonds	361	—	(1)	360
Total held-to-maturity investments	$66,693	$1	$(191)	$66,503

The amortized cost of our held-to-maturity investments approximates their fair value. As of March 31, 2018 and 2017, we did not have other-than-temporary impairment in the fair value of any individual security classified as held-to-maturity or available-for-sale. As of March 31, 2018 and 2017, we had unrealized losses on available-for-sale investments, net of related income taxes of $0.2 million and $12,000, respectively. Redemptions of investments in accordance with the callable provisions during fiscal 2018, 2017 and 2016 were $0.9 million, $0 and $0, respectively.

Redemptions of investments in accordance with the callable provisions during fiscal 2018, 2017 and 2016 were $0.9 million, $0 and $0, respectively. As of March 31, 2018 and 2017, we had unrealized losses on available-for-sale investments, net of related income taxes of $0.2 million and $12,000, respectively. The amortized cost of our held-to-maturity investments approximates their fair value.

The following table summarizes the amortized cost and fair value of our investments, classified by stated maturity as of March 31, 2018 and 2017 (in thousands):

	March 31, 2018		March 31, 2018
	Available-for-Sale Investments		Held-to-Maturity Investments
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in less than one year	$70,625	$70,429	$50,077	$49,902
Due in 1 to 3 years	6,160	6,120	13,120	12,949
Total investments	$76,785	$76,549	$63,197	$62,851

	March 31, 2017		March 31, 2017
	Available-for-Sale Investments		Held-to-Maturity Investments
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in less than one year	$6,381	$6,377	$45,184	$45,124
Due in 1 to 3 years	678	662	21,509	21,379
Total investments	$7,059	$7,039	$66,693	$66,503

The following tables present gross unrealized losses and fair values for those investments that were in an unrealized loss position as of March 31, 2018 and 2017, aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	As of March 31, 2018
	Less than 12 Months		12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Certificates of deposit	$8,899	$(19)	$993	$(3)	$9,892	$(22)
Commercial paper	9,251	(12)	—	—	9,251	(12)
Corporate bonds	98,173	(395)	21,088	(150)	119,261	(545)
Municipal bonds	—	—	650	(4)	650	(4)
Total investments in an unrealized loss position	$116,323	$(426)	$22,731	$(157)	$139,054	$(583)

	As of March 31, 2017
	Less than 12 Months		12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Certificates of deposit	$2,738	$(1)	$—	$—	$2,738	$(1)
Commercial paper	2,989	(3)	—	—	2,989	(3)
Corporate bonds	44,387	(177)	16,108	(13)	60,495	(190)
Municipal bonds	1,021	(17)	—	—	1,021	(17)
Total investments in an unrealized loss position	$51,135	$(198)	$16,108	$(13)	$67,243	$(211)

We periodically review our investments for other-than-temporary impairment. We consider factors such as the duration, severity and the reason for the decline in value, the potential recovery period and our intent to sell. For debt securities, we also consider whether (i) it is more likely than not that we will be required to sell the debt securities before recovery of their amortized cost basis, and (ii) the amortized cost basis cannot be recovered as a result of credit losses. During fiscal 2018, 2017 and 2016, we did not recognize any other-than-temporary impairment loss. As of March 31, 2018 and 2017, we did not have other-than-temporary impairment in the fair value of any individual security classified as held-to-maturity or available-for-sale.

NOTE 4. FAIR VALUE MEASUREMENTS

The following table summarizes financial assets, measured at fair value on a recurring basis, by level of input within the fair value hierarchy as of March 31, 2018 and 2017 (in thousands):

	As of March 31, 2018
	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$590	$—	$—	$590
Available-for-sale investments:
Commercial paper	—	9,251	—	9,251
Corporate bonds	—	66,648	—	66,648
Municipal bonds	—	650	—	650
Total assets at fair value	$590	$76,549	$—	$77,139

	As of March 31, 2017
	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$584	$—	$—	$584
Available-for-sale investments:
Corporate bonds	—	6,377	—	6,377
Municipal bonds	—	662	—	662
Total assets at fair value	$584	$7,039	$—	$7,623

As of March 31, 2018 and 2017, our Level 1 financial assets consisted of money market mutual funds. Our cash equivalents are highly liquid instruments with original or remaining maturities of three months or less at the time of purchase that are readily convertible into cash. The fair value of our Level 1 financial assets is based on quoted market prices of the underlying security.

As of March 31, 2018 and 2017, our Level 2 financial assets primarily consisted of commercial paper, corporate bonds and municipal bonds. For our Level 2 financial assets, we review trading activity and pricing for these investments as of the measurement date. When sufficient quoted pricing for identical securities is not available, we use market pricing and other observable market inputs for similar securities obtained from third party data providers. These inputs represent quoted prices for similar assets in active markets or these inputs have been derived from observable market data.

As of March 31, 2018 and 2017, we did not have any Level 1 and Level 2 financial liabilities or Level 3 financial assets or liabilities measured at fair value on a recurring basis. We did not have any transfers between Level 1 and Level 2 or transfers in or out of Level 3 during fiscal 2018, 2017 and 2016.

NOTE 5. INVENTORIES

Components of inventories at March 31, 2018 and 2017 were as follows (in thousands):

	March 31,
	2018	2017
Raw materials	$17,811	$16,567
Work-in-process	7,173	4,212
Finished goods	19,137	18,231
Inventories	$44,121	$39,010

NOTE 6. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

In February 2011, we purchased a 15% equity ownership interest in Scandinavian Micro Biodevices APS (“SMB”), a developer and manufacturer of point-of-care diagnostic products for veterinary use, for $2.8 million in cash. SMB, based in Farum, Denmark, has been the original equipment manufacturer of the Abaxis VetScan VSpro point-of-care specialty analyzer since 2008. We accounted for our investment in SMB using the equity method due to our significant influence over SMB’s operations. In August 2016, we sold our 15% equity ownership interest in SMB in connection with Zoetis Inc.’s acquisition of SMB. The total purchase price paid to us for our equity method investment in SMB was approximately $9.7 million in cash, subject to a holdback for certain adjustments that may occur. The holdback payment was expected to be released 18 months following the closing date. In connection with the sale, we received an initial cash payment of $8.5 million and recorded a pre-tax gain of $6.1 million ($3.8 million after tax) on the sale of our equity method investment during the quarter ended September 30, 2016. The holdback payment of $1.2 million was released in full in February 2018. Our allocated portions of SMB’s net income (loss) during fiscal 2018, 2017 and 2016, were $0, $(34,000) and $22,000, respectively. Our proportionate share of SMB’s net income or loss is recorded in “Interest and other income (expense), net” on the consolidated statements of income. As of March 31, 2018 and 2017, the carrying value of our equity method investment in SMB was $0.

In June 2016, we invested a total of $3.0 million in a privately-held company. Our investment was initially recorded under the cost method as we did not exercise significant influence over the privately-held company’s operating or financial activities. The carrying value of our cost method investment was reviewed quarterly for changes in circumstances or the occurrence of events that suggest our investment may not be recoverable. The fair value of cost method investments was not adjusted if there were no identified events or changes in circumstances that may have a material adverse effect on the fair value of the investment.

In January 2017, we entered into a letter agreement with the privately-held company to commence chemistry development activities for us using its intellectual product and technology. In March 2018, we entered into a new letter agreement with the privately-held company and any obligation to the privately-held company is contingent upon the achievement of certain development milestones. Beginning in January 2017 we accounted for our investment in the privately-held company using the equity method on a prospective basis based on our early adoption of ASU 2016-07 as a result of our ability to exercise significant influence over operating and financial policies in our investment, which we do not control. In January 2018, we invested an additional $1.2 million with the privately-held company, resulting in an aggregate equity ownership interest of 32%. As of March 31, 2018 and 2017, the carrying value of our equity method investment in this privately-held company was $3.8 million and $2.9 million, respectively. Our allocated portion of net loss in our equity method investment in the privately-held company during the fiscal 2018 and 2017, was $0.3 million and $0.2 million, respectively. Our proportionate share of the privately-held company’s net income or loss is recorded in “Interest and other income (expense), net” on the consolidated statements of income.

NOTE 7. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, at March 31, 2018 and 2017 consisted of the following (in thousands):

	March 31,
	2018	2017
Property and equipment at cost:
Machinery and equipment	$47,337	$41,874
Furniture and fixtures	4,383	4,149
Computer equipment	8,325	7,882
Building and leasehold improvements	15,229	14,871
Construction in progress	9,238	9,815
	84,512	78,591
Accumulated depreciation and amortization	(49,093)	(44,331)
Property and equipment, net	$35,419	$34,260

Depreciation and amortization expense for property and equipment amounted to $7.9 million, $7.2 million and $6.5 million in fiscal 2018, 2017 and 2016, respectively.

NOTE 8. INTANGIBLE ASSETS, NET

Intangible assets, net, at March 31, 2018 and 2017 consisted of the following (in thousands):

	Balance, March 31, 2018
		Accumulated	Net Book
	Cost	Amortization	Value
Customer relationships	$1,535	$518	$1,017
Total intangible assets	$1,535	$518	$1,017

	Balance, March 31, 2017
		Accumulated	Net Book
	Cost	Amortization	Value
Customer relationships	$1,535	$364	$1,171
Total intangible assets	$1,535	$364	$1,171

In November 2014, in connection with our acquisition of 100% of the outstanding stock of QCR and Trio, both based in the United Kingdom, we acquired intangible assets related to customer relationships and tradename, which are amortized on a straight-line basis over its useful lives of ten years and two years, respectively. During fiscal 2016, we recorded an impairment charge of $13,000 to reduce the carrying value of the intangible assets related to tradename to its estimated net realizable value (fair value less costs to sell).

Amortization expense for intangible assets from continuing operations, included in cost of revenues or in the respective operating expense line based on the function and purpose for which it is being used, amounted to $0.2 million, $0.2 million and $0.2 million in fiscal 2018, 2017 and

2016, respectively. Based on our intangible assets subject to amortization as of March 31, 2018, the estimated amortization expense for succeeding years is as follows (in thousands):

	Estimated Future Annual Amortization Expense
		Fiscal Year Ending March 31,
	Total	2019	2020	2021	2022	2023	Thereafter
Amortization expense	$1,017	$154	$154	$154	$154	$154	$247

NOTE 9. OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following (in thousands):

	March 31,
	2018	2017
Non-current lease receivables	$9,289	$7,476
Other assets	131	148
Total other non-current assets	$9,420	$7,624

Non-current lease receivables represent sales-type leases resulting from the sale of our products and are typically collateralized by a security interest in certain of the underlying assets. Starting in fiscal 2016, we entered into sales contracts as the lessor of instruments with end users for monthly payments of instrument and consumable purchases over a term of six years. As of March 31, 2018, the current and non-current portion of lease receivables, including accrued interest, was $2.5 million and $9.3 million, respectively, and as of March 31, 2017, the current and non-current portion of lease receivables, including accrued interest, was $1.7 million and $7.5 million, respectively. Our short-term and long-term lease receivables are recorded within “Receivables” and “Other Assets,” respectively, on our consolidated balance sheets. Interest income is recognized monthly over the lease term using the effective-interest method.

Future minimum lease payments to us on lease receivables as of March 31, 2018 is summarized as follows (in thousands):

Fiscal Year	Amount
2019	$2,471
2020	2,475
2021	2,445
2022	2,447
2023	1,554
Thereafter	368
Total	11,760
Less: Current portion	(2,471)
Non-current lease receivable	$9,289

NOTE 10. WARRANTY RESERVES

We provide for the estimated future costs to be incurred under our standard warranty obligation on our instruments and reagent discs.

Instruments. Our standard warranty obligation on instruments ranges from one to five years, depending on the specific product. The estimated contractual warranty obligation is recorded when the related revenue is recognized and any additional amount is recorded when such cost is probable and can be reasonably estimated. Cost of revenues reflects estimated warranty expense for instruments sold in the current period and any adjustments in estimated warranty expense for the installed base under our standard warranty obligation based on our quarterly evaluation of service experience. The estimated accrual for warranty exposure is based on historical experience as to product failures, estimated product failure rates, estimated repair costs, material usage and freight incurred in repairing the instrument after failure and known design changes under the warranty plan. Management periodically evaluates the sufficiency of the warranty provisions and makes adjustments when necessary. If an unusual performance rate related to warranty claims is noted, an additional warranty accrual may be assessed and recorded when a failure event is probable and the cost can be reasonably estimated. During fiscal 2016, we recorded an adjustment to pre-existing warranties of $0.2 million, which reduced our warranty reserves and our cost of revenues, based on our historical experience and our projected performance rate of instruments.

Reagent Discs. We record a provision for defective reagent discs when the related sale is recognized and any additional amount is recorded when such cost is probable and can be reasonably estimated. The warranty cost includes the replacement costs and freight of a defective reagent disc. For fiscal 2018, 2017 and 2016, the provision for warranty expense related to replacement of defective reagent discs was $0.5 million, $0.4 million and $0.4 million, respectively. The balance of accrued warranty reserve related to replacement of defective reagent discs at March 31, 2018 and 2017 was $0.7 million and $0.6 million, respectively, which was classified as a current liability on the consolidated balance sheets.

We evaluate our estimates for warranty reserves on an ongoing basis and believe we have the ability to reasonably estimate warranty costs. However, unforeseeable changes in factors may impact the estimate for warranty and such changes could cause a material change in our warranty reserve accrual in the period in which the change was identified.

The change in our accrued warranty reserve during fiscal 2018, 2017 and 2016 is summarized as follows (in thousands):

	Year Ended March 31,
	2018	2017	2016
Balance at beginning of period	$4,358	$3,208	$3,156
Provision for warranty expense	3,195	2,621	1,615
Warranty costs incurred	(2,263)	(1,471)	(1,340)
Adjustment to pre-existing warranties	—	—	(223)
Balance at end of period	5,290	4,358	3,208
Non-current portion of warranty reserve	3,037	2,695	1,927
Current portion of warranty reserve	$2,253	$1,663	$1,281

NOTE 11. BORROWINGS

Notes Payable. We have a ten year loan agreement with the Community Redevelopment Agency of the City of Union City (“the Agency”) whereby the Agency provides us with an unsecured loan of up to $1.0 million, primarily to purchase capital equipment. The loan was effective January 2011, bears interest at 5.0% and is payable quarterly. As of March 31, 2018, our short-term and long-term notes payable balances were $0.1 million and $0.2 million, respectively, and as of March 31, 2017, our short-term and long-term notes payable balances were $0.1 million and $0.3 million, respectively. The short-term balance was recorded in “Other accrued liabilities” on the consolidated balance sheets. The entire outstanding balance of the note is payable in full on the earlier of: (i) December 2020, or (ii) the date Abaxis ceases operations in Union City, California. The Agency also has the right to accelerate the maturity date and declare all balances immediately due and payable upon an event of default as defined in the loan agreement. We evaluate covenants in our loan agreement on a quarterly basis, and we were in compliance with such covenants as of March 31, 2018.

In accordance with the terms of the loan agreement, the Agency will provide Abaxis with an annual credit that can be applied against the accrued interest and outstanding principal balance on a quarterly basis. The Agency determines the annual credit based on certain taxes paid by Abaxis to the City of Union City, California for a specified period, as defined in the loan agreement. We anticipate that our annual credits from the Agency will be used to fully repay our notes payable due to the Agency. We may carry forward unused quarterly credits to apply against our outstanding balance in a future period. Credits applied to repay our notes payable and accrued interest are recorded in “Interest and other income (expense), net” on the consolidated statements of income.
NOTE 12. OTHER CURRENT ACCRUED LIABILITIES

Other current accrued liabilities at March 31, 2018 and 2017 consisted of the following (in thousands):

	March 31,
	2018	2017
Accrued liabilities for customer sales incentive programs	$11,710	$7,181
Other current accrued liabilities	4,524	3,825
Total other current accrued liabilities	$16,234	$11,006

As of March 31, 2018 and 2017, accrued liabilities for customer sales incentive programs consisted primarily of (i) a liability to distributors or end-users for cash rebates upon meeting certain requirements during a qualifying period and (ii) a liability to resellers for incentives that we estimate at the time of initial sale and adjust as earned by end-users during a specified promotional period.

Other current accrued liabilities included notes payable and various expenses that we accrued for transaction taxes and professional costs.

NOTE 13. COMMITMENTS AND CONTINGENCIES

Leases

As of March 31, 2018, our contractual obligations for our operating lease obligations for succeeding years are as follows (in thousands):

	Payments Due by Period
		Due in Fiscal
	Total	2019	2020	2021	2022	2023	Thereafter
Operating lease obligations	$26,265	$3,452	$3,372	$3,182	$3,160	$3,231	$9,868

Our operating lease obligations comprised our principal facility and various leased facilities and equipment under operating lease agreements, which expire on various dates from fiscal 2018 through fiscal 2026. Our principal facilities located in Union City, California is under a non-cancelable operating lease agreement, which expires in fiscal 2026. The monthly rental payments on principal facilities lease increase based on a predetermined schedule and accordingly, we recognize rent expense on a straight-line basis over the life of the lease. Rent expense from continuing operations under operating leases was $3.3 million, $2.9 million and $2.3 million for fiscal 2018, 2017 and 2016, respectively. Rent expense from discontinued operations under operating leases was $0, $12,000, and $0 for fiscal 2018, 2017 and 2016, respectively.

Commitments

We have purchase commitments, consisting of supply and inventory related agreements, totaling approximately $21.9 million as of March 31, 2018. These purchase order commitments primarily include our purchase obligations to purchase from Diatron of Hungary through fiscal 2020.

See Note 6, “Investments in Unconsolidated Affiliates” for information on commitments due in connection with our investment in a privately-held company.

Litigation

We are involved from time to time in various litigation matters in the normal course of business. There can be no assurance that existing or future legal proceedings arising in the ordinary course of business or otherwise will not have a material adverse effect on our business, consolidated financial position, results of operations or cash flows.

NOTE 14. EMPLOYEE BENEFIT PLAN

We have established the Abaxis 401(k) Plan (the “401(k) Plan”), a tax deferred savings plan, for the benefit of qualified employees. The 401(k) Plan is designed to provide employees with an accumulation of funds at retirement. Qualified employees may elect to have salary reduction contributions made to the plan on a bi-weekly basis. We may make quarterly contributions to the 401(k) Plan at the discretion of our Board of Directors either in cash or in common stock. Our matching contributions, on a consolidated basis, to the 401(k) Plan totaled $0.7 million, $0.5 million and $0.7 million in fiscal 2018, 2017 and 2016, respectively. In fiscal 2018, 2017 and 2016, our matching contributions were made in cash. We did not have any matching contributions in the form of common stock in fiscal 2018, 2017 and 2016.

NOTE 15. EQUITY COMPENSATION PLANS AND SHARE-BASED COMPENSATION

Equity Compensation Plans

Our share-based compensation plan is described below.

2014 Equity Incentive Plan. Our 2014 Equity Incentive Plan, as amended (the “2014 Plan”), which was approved by our shareholders on October 22, 2014, is the successor to and continuation of the 2005 Equity Incentive Plan (the “2005 Plan”). The terms of the 2014 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards that may be settled in cash, stock or other property. At its October 22, 2014 effective date, the total number of shares of the Company’s common stock available for issuance under the 2014 Plan was 1,712,409 shares, which was equal to the sum of (i) the shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards that had not previously been granted under the 2005 Plan, as of the effective date of the 2014 Plan and (ii) the Returning Shares (as defined below), as of the effective date of the 2014 Plan. The “Returning Shares” are shares subject to outstanding stock awards granted under the 2005 Plan (the “2005 Available Pool”), as of the effective date of the 2014 Plan, (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to us because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award or to satisfy the purchase price or exercise price of a stock award.

On October 26, 2016, our shareholders approved an amendment to the 2014 Plan to, among other things, (i) increase the aggregate number of shares of common stock reserved for issuance under the 2014 Plan by 900,000 shares and (ii) update the means of adjustment when calculating the attainment of performance goals for performance awards under the 2014 Plan for purposes of the requirements of Section 162(m) of the Internal Revenue Code.

2005 Equity Incentive Plan. Our 2005 Plan was originally approved by our shareholders in October 2005 and restated and amended our 1998 Stock Option Plan. Our 2005 Plan allowed for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance cash awards, performance shares, performance units, deferred compensation awards or other share-based awards to employees, directors and consultants. Our 2005 Plan was succeeded by our 2014 Plan upon adoption of our 2014 Plan on October 22, 2014, and no additional awards may be made under our 2005 Plan. However, as described above, the 2005 Available Pool became available for issuance under the 2014 Plan and Returning Shares may become available under the 2014 Plan from time to time.

As of March 31, 2018, the 2014 Plan provided for the issuance of a maximum of 2,612,409 shares, of which 990,000 shares of common stock were available for future issuance under the 2014 Plan pursuant to stock awards that had not previously been granted. Shares that are canceled or forfeited from an award and shares withheld in satisfaction of tax withholding obligations are again available for issue under the 2014 Plan.

We issue new shares of common stock from our authorized shares for share-based awards upon the vesting of restricted stock units.

Share-Based Compensation

Share-based compensation expense and related restricted stock unit award activity is presented on a consolidated basis, unless otherwise presented as continuing or discontinued operations.

The following table summarizes total share-based compensation expense, net of tax, related to restricted stock units for fiscal 2018, 2017 and 2016, which is included in our consolidated statements of income (in thousands, except per share data):

	Year Ended March 31,
	2018	2017	2016
Cost of revenues (1)	$1,505	$1,453	$1,261
Research and development	2,909	2,349	2,056
Sales and marketing (2)	4,439	2,851	3,189
General and administrative	4,808	4,426	4,594
Share-based compensation expense before income taxes	13,661	11,079	11,100
Income tax benefit	(4,270)	(3,834)	(3,903)
Total share-based compensation expense after income taxes	$9,391	$7,245	$7,197
Net impact of share-based compensation on:
Basic net income per share	$0.41	$0.32	$0.32
Diluted net income per share	$0.41	$0.32	$0.31
______________________________

(1)
Cost of revenues reported in the table include share-based compensation expense from continuing and discontinued operations. Share-based compensation expense included in cost of revenues from continuing operations during fiscal 2018, 2017 and 2016, was $1.5 million, $1.5 million and $1.1 million, respectively, and from discontinued operations during fiscal 2018, 2017 and 2016, was $0, $0 and $0.1 million, respectively.

(2)
Sales and marketing expenses reported in the table include share-based compensation expense from continuing and discontinued operations. Share-based compensation expense included in sales and marketing expenses from continuing operations during fiscal 2018, 2017 and 2016 was $4.4 million, $2.9 million and $3.0 million, respectively, and from discontinued operations during fiscal 2018, 2017 and 2016 was $0, $0 and $0.2 million, respectively.

Share-based compensation has been classified in the consolidated statements of income or capitalized on the consolidated balance sheets in the same manner as cash compensation paid to employees. Capitalized share-based compensation costs as of March 31, 2018, 2017 and 2016 were $0.2 million, $0.2 million and $0.1 million, respectively, which were included in “Inventories” on our consolidated balance sheets. The income tax benefit for fiscal 2018 includes the reduction of the United States federal tax rate from 35% to 21% as a result of the Tax Act enacted on December 22, 2017 resulting in a blended federal rate during fiscal 2018. The income tax rate in the income tax benefit was 31%, 35% and 35%, during fiscal 2018, 2017 and 2016, respectively.

Prior to April 1, 2017, cash flows resulting from excess tax benefits were classified as a part of cash flows from financing activities. Excess tax benefits are realized tax benefits from tax deductions for vested restricted stock units in excess of the deferred tax asset attributable to share-based compensation expense for such share-based awards. Excess tax benefits are considered realized when the tax deductions reduce taxes that otherwise would be payable. Excess tax benefits classified as a financing cash inflow for fiscal 2017 and 2016 were $0.3 million and $1.6 million, respectively.

During the first quarter of fiscal 2018, we adopted ASU 2016-09, and as a result of adoption, during fiscal 2018 we recognized $0.3 million of excess tax benefits related to share-based payments in our income tax provision. These items were historically recorded in common stock. In addition, effective April 1, 2017, cash flows related to excess tax benefits are classified as an operating activity along with other income tax cash flows, and as a result, were classified as such during fiscal 2018. Our compensation expense each period continues to reflect estimated forfeitures.

Restricted Stock Units

Since fiscal 2007, we have granted restricted stock unit awards to employees and directors as part of our share-based compensation program. Restricted stock unit awards to consultants were not significant. Awards of restricted stock units are issued at no cost to the recipient and may have time-based vesting criteria, or a combination of time-based and performance-based vesting criteria, as described below. From time to time, restricted stock unit awards granted to employees may be subject to accelerated vesting upon achieving certain performance-based milestones.

The Compensation Committee of our Board of Directors (the “Compensation Committee”) in its discretion, may provide in the event of a change in control for the acceleration of vesting and/or settlement of the restricted stock unit held by a participant upon such conditions and to such extent as determined by the Compensation Committee. Our Board of Directors has adopted an executive change in control severance plan, which it may terminate or amend at any time, that provides that awards granted to executive officers will accelerate fully on a change of control. The vesting of non-employee director and officer awards granted under the 2014 Plan automatically will also accelerate in full upon a change in control. Beginning in fiscal 2015, the Compensation Committee discontinued the practice of granting such “single trigger” acceleration of vesting benefits to new executive officers pursuant to which an executive officer’s outstanding stock option(s) and other unvested equity-based instruments would accelerate in full upon the occurrence of a change of control. Starting in fiscal 2015, we grant “double-trigger” acceleration arrangements to new executive officers, which requires both the occurrence of a change of control and the termination by us (or our successor) for any reason other than cause, death or disability within 18 months following such change of control date, with the termination constituting a separation in service and subject to execution of a valid and effective release of claims against us, for the acceleration of vesting of the executive officer’s equity awards in full.

Restricted Stock Unit Awards (Time Vesting)

We grant restricted stock unit awards with only time-based vesting terms, which we refer to as RSUs. The RSUs entitle holders to receive shares of common stock at the end of a specified period of time. For RSUs, vesting is based on continuous employment or service of the holder. Upon vesting, the equivalent number of common shares are typically issued net of tax withholdings. If the service vesting conditions are not met, unvested restricted stock unit awards (time vesting) will be forfeited. Generally, RSUs vest according to one of the following time-based vesting schedules:

•
RSU awards to employees: Four-year time-based vesting as follows: five percent vesting after the first year; additional ten percent after the second year; additional 15 percent after the third year; and the remaining 70 percent after the fourth year of continuous employment with the Company.

•	RSU awards to non-employee directors: 100 percent vesting after one year of continuous service to the Company.

The fair value of RSUs used in our expense recognition method is measured based on the number of shares granted and the closing market price of our common stock on the date of grant. Such value is recognized as an expense over the corresponding requisite service period. The share-based compensation expense is reduced for an estimate of the RSU awards that are expected to be forfeited. The forfeiture estimate is based on historical data and other factors, and compensation expense is adjusted for actual results. As of March 31, 2018, the total unrecognized compensation expense related to RSU awards granted amounted to $19.9 million, which is expected to be recognized over a weighted average service period of 2.0 years.

Restricted Stock Unit Awards (Performance Vesting)

We grant restricted stock unit awards subject to performance vesting criteria, which we refer to as PSUs, to our executive officers and to certain of our other employees. PSUs consist of the right to receive shares of common stock, subject to achievement of time-based criteria and certain corporate performance-related goals over a specified period, as established by the Compensation Committee. For PSUs, we recognize any related share-based compensation expense ratably over the service period based on the most probable outcome of the performance condition. The fair value of our PSUs used in our expense recognition method is measured based on the number of shares granted, the closing market price of our common stock on the date of grant and an estimate of the probability of the achievement of the performance goals. The amount of share-based compensation expense recognized in any one period can vary based on the attainment or expected attainment of the performance goals. If such performance goals are not ultimately met, no compensation expense is recognized and any previously recognized compensation expense is reversed. If it becomes probable that the performance targets will be achieved, a cumulative adjustment will be recorded as if ratable share-based compensation expense had been recorded since the grant date.

In fiscal 2016, 2017 and 2018, the Compensation Committee approved the grant of PSUs described below. The PSUs granted in fiscal 2016 and 2017 (except for the FY2017 PSUs granted to Mr. Severson, as described below) vest only if both of the following criteria are satisfied: (1) our consolidated income from operations during the fiscal year in which grant occurred, as certified by the Compensation Committee, is in excess of the applicable target amount described below; and (2) the recipient remains in the continuous service of the Company until the applicable vesting date set forth as follows:

•
25% of the shares subject to an award vest in full upon achieving 90% of the consolidated income from operations target described above and continuous service until the third anniversary of the date of grant;

•
25% of the shares subject to an award vest in full upon achieving 90% of the consolidated income from operations target described above and continuous service until the fourth anniversary of the date of grant;

•
25% of the shares subject to an award vest in full upon achieving 100% of the consolidated income from operations target described above and continuous service until the third anniversary of the date of grant; and

•
25% of the shares subject to an award vest in full upon achieving 100% of the consolidated income from operations target described above and continuous service until the fourth anniversary of the date of grant.

Fiscal 2016 Performance RSUs. In April 2015, the Compensation Committee approved the grant of PSUs for 187,000 shares of common stock to our executive officers and to certain of our employees that contained the foregoing time-based and performance-based vesting terms (the “FY2016 PSUs”). The aggregate estimated grant date fair value of the FY2016 PSUs was $10.3 million based on the closing market price of our common stock on the date of grant. For the FY2016 PSUs, we have determined that the performance targets have been met and accordingly, we recorded share-based compensation expense ratably over the vesting terms of the PSUs.

Fiscal 2017 Performance RSUs. In April 2016, the Compensation Committee approved the grant of PSUs for 152,000 shares of common stock to our executive officers and to certain of our employees (the “FY2017 PSUs”) that contained the foregoing time-based and performance-based vesting terms, except that the PSUs granted to our Chief Executive Officer, Mr. Clinton Severson, vest as follows:

•
approximately 18% of the shares subject to an award vest in full upon achieving 90% of the consolidated income from operations target described above and continuous service until the third anniversary of the date of grant;

•
approximately 18% of the shares subject to an award vest in full upon achieving 90% of the consolidated income from operations target described above and continuous service until the fourth anniversary of the date of grant;

•
approximately 32% of the shares subject to an award vest in full upon achieving 100% of the consolidated income from operations target described above and continuous service until the third anniversary of the date of grant; and

•
approximately 32% of the shares subject to an award vest in full upon achieving 100% of the consolidated income from operations target described above and continuous service until the fourth anniversary of the date of grant.

Of the aggregate shares of common stock issuable upon settlement of the FY2017 PSUs, 84,000 and 68,000 shares of common stock, respectively, were granted with performance conditions subject to vesting in full upon achieving 100% and 90%, respectively, of the financial targets described above. The aggregate estimated grant date fair value of the FY2017 PSUs was $6.8 million based on the closing market price of our common stock on the date of grant. On January 25, 2017, the Compensation Committee approved an amendment to our FY2017 PSUs so the performance vesting condition refers to the Company’s consolidated income from continuing operations before income tax provision, rather than consolidated income from operations. The service vesting condition and all other terms and conditions of our FY2017 PSUs were not changed.

On December 31, 2016, we reviewed each of the underlying performance targets related to the outstanding FY2017 PSUs and determined that it was not probable that the performance targets of the FY2017 PSUs would be met for the 84,000 shares of common stock. Consequently, upon our determination of non-achievement of the performance condition, with respect to achievement of 100% of the financial target in fiscal 2017, we reversed the cumulative share-based compensation expense related to the original awards in the third quarter of fiscal 2017, resulting in no share-based compensation expense recorded for these awards through December 31, 2016. Additional share-based compensation of $0.6 million would have been recorded during the nine months ended December 31, 2016 had the achievement of performance targets been deemed probable for the 84,000 shares of common stock.

On January 25, 2017, we evaluated the modification of the performance conditions for the FY2017 PSUs and we determined that the performance conditions for the 84,000 shares of common stock was a Type III modification or “Improbable to Probable” pursuant to ASC 718 as the awards, on the date of modification, were no longer probable of being achieved in fiscal 2017. Because the 84,000 shares of common stock of the FY2017 PSUs granted were improbable of vesting prior to the modification of the performance conditions, the original grant date fair value is no longer used to measure compensation cost for the awards. In accordance with ASC 718, the fair value of the 84,000 shares of common stock of the modified FY2017 PSUs was re-measured with a measurement date of January 25, 2017, and an aggregate grant date fair value of $4.0 million. As we determined that the performance conditions of the modified award would be met for the 84,000 shares of common stock as of March 31, 2017, we recorded share-based compensation expense during fiscal 2017, ratably, beginning on January 25, 2017 over the vesting terms of the modified FY2017 PSUs.

For the remaining 68,000 shares of common stock of the FY2017 PSUs, we evaluated the modification of the performance conditions for the FY2017 PSUs and determined it was a Type I modification or “Probable to Probable” pursuant to ASC 718. Accordingly, we recorded share-based compensation expense during fiscal 2017, ratably, beginning on the original grant date over the vesting terms of the PSUs, as we determined that the performance targets approved by the Compensation Committee in April 2016 would be met. For the FY2017 PSUs, we determined that the performance targets were met and accordingly, we recorded share-based compensation expense ratably over the vesting terms of the PSUs.

Fiscal 2018 Performance RSUs. In April 2017, the Compensation Committee approved the grant of PSUs for 137,000 shares of common stock to our executive officers and to certain of our employees that contained the foregoing time-based and performance-based vesting terms (the “FY2018 PSUs”).

•
50% of the shares subject to an award vest in full upon achieving 90% of a consolidated income from continuing operations before income tax provision target and continuous service until the third anniversary of the date of grant; and

•
50% of the shares subject to an award vest in full upon achieving 90% of a consolidated income from continuing operations before income tax provision target and continuous service until the fourth anniversary of the date of grant.

The aggregate estimated grant date fair value of the FY2018 PSUs was $6.3 million based on the closing market price of our common stock on the date of grant. For the FY2018 PSUs, we have determined that the performance targets have been met and accordingly, we recorded share-based compensation expense ratably over the vesting terms of the PSUs.

Fiscal 2019 Performance RSUs. In April 2018, the Compensation Committee approved the grant of PSUs for 137,000 shares of common stock to our executive officers and to certain of our employees that contained the foregoing time-based and performance-based vesting terms (the “FY2019 PSUs”).

•
50% of the shares subject to an award vest in full upon achieving 95% of a consolidated income from continuing operations before income tax provision target and continuous service until the third anniversary of the date of grant; and

•
50% of the shares subject to an award vest in full upon achieving 95% of a consolidated income from continuing operations before income tax provision target and continuous service until the fourth anniversary of the date of grant.

The aggregate estimated grant date fair value of the FY2019 PSUs was $9.1 million based on the closing market price of our common stock on the date of grant.

As of March 31, 2018, the total unrecognized compensation expense related to PSU awards granted and expected to vest amounted to $8.0 million, which is expected to be recognized over a weighted average service period of 1.4 years.

Restricted Stock Unit Activity

The following table summarizes restricted stock unit activity during fiscal 2018, 2017 and 2016:

	Time-Based		Performance-Based
	Restricted Stock Units		Restricted Stock Units
		Weighted		Weighted
		Average		Average
	Number of	Grant Date	Number of	Grant Date
	Shares	Fair Value(1)	Shares	Fair Value(1)
Unvested as of March 31, 2015	679,000	$36.08	148,000	$40.82
Granted	188,000	52.90	187,000	55.08
Vested(2)	(288,000)	30.06	—	—
Canceled and forfeited	(55,000)	36.48	(24,000)	55.08

Unvested as of March 31, 2016	524,000	$36.08	311,000	$40.82
Granted	207,000	46.05	152,000	44.54
Vested(2)	(156,000)	41.57	(24,000)	40.82
Canceled and forfeited	(40,000)	47.02	—	—

Unvested as of March 31, 2017	535,000	$46.62	439,000	$47.40
Granted	241,000	46.41	137,000	45.84
Vested(2)	(151,000)	43.44	(62,000)	40.82
Canceled and forfeited	(6,000)	46.99	—	—
Unvested as of March 31, 2018	619,000	$47.31	514,000	$47.78
__________________________________

(1)	The weighted average grant date fair value of restricted stock units is based on the number of shares and the closing market price of our common stock on the date of grant.

(2)	The number of restricted stock units vested includes shares that we withheld on behalf of our employees to satisfy the statutory tax withholding requirements.

Total intrinsic value of restricted stock units vested during fiscal 2018, 2017 and 2016 was $10.0 million, $8.3 million and $15.3 million, respectively.

The total grant date fair value of restricted stock units vested during fiscal 2018, 2017 and 2016 was $9.1 million, $7.5 million and $8.6 million, respectively.

NOTE 16. SHAREHOLDERS’ EQUITY

Share Repurchase Program

Between August 2011 and July 2016, our Board of Directors authorized the repurchase of up to a total of $97.3 million of our common stock. In October 2017, our Board of Directors approved a $21.0 million increase to our existing share repurchase program. As of March 31, 2018, $75.0 million was available to purchase common stock under our share repurchase program.

Since the share repurchase program began, through March 31, 2018, we have repurchased 1.6 million shares of our common stock at a total cost of $43.3 million, including commission expense. During fiscal 2018 and 2017, we did not repurchase any shares of our common stock. During fiscal 2016, we repurchased 325,000 shares of our common stock at a total cost of $13.0 million and an average per share cost including commission expense of $40.18. The repurchases are made from time to time on the open market at prevailing market prices or in negotiated transactions off the market. Repurchased shares are retired.

Dividend Payments

During fiscal 2018, 2017 and 2016 our total quarterly dividend payout was $13.6 million, $11.7 million and $10.0 million, respectively, and were made from retained earnings. See Note 21, “Summary of Quarterly Data (Unaudited)” for further information on quarterly dividends declared on our common stock during the past two fiscal years.

See Note 23, “Subsequent Events,” for information regarding cash dividends declared by our Board of Directors after March 31, 2018.

Common Stock Warrants

As of March 31, 2018, 2017 and 2016, there were no warrants outstanding. As of March 31, 2015, there were warrants to purchase 4,000 shares of common stock outstanding at a weighted average exercise price of $3.00 per share, expiring in fiscal years 2016 through 2017. During fiscal 2016, we issued 4,000 shares of common stock upon the exercise of vested warrants at an exercise price of $3.00 per share. During fiscal 2018 and 2017, we did not issue any shares of common stock pursuant to the exercise of vested warrants.

NOTE 17. NET INCOME PER SHARE

The computations for basic and diluted net income from continuing and discontinued operations per share are as follows (in thousands, except share and per share data):

	Year Ended March 31,
	2018	2017	2016
Income from continuing operations	$27,177	$32,779	$31,074
Loss from discontinued operations, net of tax	—	(63)	(3)
Gain on sale of discontinued operations, net of tax	—	—	559
Net income	$27,177	$32,716	$31,630

Weighted average common shares outstanding:
Basic	22,672,000	22,515,000	22,661,000
Effect of dilutive securities:
Restricted stock units	463,000	282,000	221,000
Warrants	—	—	1,000
Diluted	23,135,000	22,797,000	22,883,000

Net income per share:
Basic
Continuing operations	$1.20	$1.46	$1.37
Discontinued operations	—	(0.01)	0.03
Basic net income per share	$1.20	$1.45	$1.40

Diluted
Continuing operations	$1.17	$1.44	$1.36
Discontinued operations	—	—	0.02
Diluted net income per share	$1.17	$1.44	$1.38

For our PSUs, if the performance criteria are achieved during the period, these awards will be considered outstanding for the purpose of computing diluted net income per share if the effect is dilutive. The performance criteria for our PSUs related to FY2018 PSUs, FY2017 PSUs and FY2016 PSUs were achieved during the applicable performance period, fiscal 2018, 2017 and 2016, respectively, and accordingly, the dilutive effect of the shares were included in the computation of diluted weighted average shares outstanding.
Warrants are excluded from the computation of diluted weighted average shares outstanding if the exercise price of the warrants is greater than the average market price of our common stock during the period because the inclusion of these warrants would be antidilutive to net income per share. There were no warrants excluded from the computation of diluted weighted average shares outstanding during fiscal 2018, 2017 and 2016.

We excluded the following restricted stock units from the computation of diluted weighted average shares outstanding because the inclusion of these awards would be antidilutive to net income per share.

	Year Ended March 31,
	2018	2017	2016
Weighted average number of shares underlying antidilutive restricted stock units	—	2,000	92,000

NOTE 18. INCOME TAXES

The components of our income before income tax provision are summarized as follows (in thousands):

	Year Ended March 31,
	2018	2017	2016
Continuing operations:
United States	$38,507	$48,069	$43,885
Foreign	4,893	3,043	3,262
Total - continuing operations	$43,400	$51,112	$47,147
Discontinued operations:
United States	$—	$(101)	$893

The components of our income tax provision are summarized as follows (in thousands):

	Year Ended March 31,
	2018	2017	2016
Continuing operations:
Current:
Federal	$11,423	$16,629	$13,204
State	1,243	2,237	1,562
Foreign	1,448	841	1,290
Total current income tax provision	14,114	19,707	16,056
Deferred:
Federal	2,698	(1,126)	178
State	(558)	(192)	(128)
Foreign	(31)	(56)	(33)
Total deferred income tax provision (benefit)	2,109	(1,374)	17
Total income tax provision - continuing operations	$16,223	$18,333	$16,073

Discontinued operations and gain on sale of discontinued operations:
Current:
Federal	$—	$(35)	$(835)
State	—	(3)	(69)
Total current income tax benefit	—	(38)	(904)
Deferred:
Federal	—	—	1,146
State	—	—	95
Total deferred income tax benefit	—	—	1,241
Total income tax provision (benefit) - discontinued operations and gain on sale of discontinued operations	$—	$(38)	$337

The income tax provision from continuing operations differs from the amount computed by applying the federal statutory income tax rate to income from continuing operations before income tax provision as follows (in thousands):

	Year Ended March 31,
	2018	2017	2016
Continuing operations:
Income taxes at federal income tax rate	$13,674	$17,889	$16,502
State income taxes, net of federal benefits	364	1,284	917
Non-deductible compensation	326	549	543
Research and development tax credits	(492)	(410)	(607)
Tax-exempt interest income	(3)	(1)	(2)
Qualified production activities income benefit	(599)	(910)	(761)
Federal rate change(1)	3,539	—	—
Other	(586)	(68)	(519)
Total income tax provision from continuing operations	$16,223	$18,333	$16,073
______________________________
(1) The federal rate change is due to the impact of the Tax Act.

The difference between the effective tax rate and the federal income tax rate is as follows:

	Year Ended March 31,
	2018	2017	2016
Continuing operations:
Income taxes at federal income tax rate(1)	31.5%	35.0%	35.0%
State income taxes, net of federal benefits	0.8%	2.5%	2.0%
Non-deductible compensation	0.8%	1.1%	1.1%
Research and development tax credits	(1.1)%	(0.8)%	(1.3)%
Qualified production activities income benefit	(1.4)%	(1.8)%	(1.6)%
Federal rate change	8.2%	—%	—%
Other	(1.4)%	(0.1)%	(1.1)%
Effective tax rate	37.4%	35.9%	34.1%
______________________________
(1) As of January 1, 2018, the U.S. federal corporate tax rate decreased from 35% to 21%, resulting in a blended statutory tax rate of 31.5% for fiscal 2018.

On December 22, 2017, the Tax Act was enacted into law making significant changes to the U.S. income tax system. The Tax Act, among other changes, reduces the U.S. federal corporate tax rate from 35% to 21% as of January 1, 2018, eliminates the federal benefit for qualified production activities, expands the deduction limitation for executive compensation and interest expense, creates a territorial system which will generally allow companies to repatriate future foreign earnings without incurring additional U.S. income taxes, subjects foreign earnings on which U.S. income tax is currently deferred to a one time transition tax and creates an incentive for U.S. companies to sell goods and services abroad. The Tax Act also includes provisions for Global Intangible Low-Taxed Income (“GILTI”) wherein U.S. tax is imposed, subject to offset by foreign tax credits, on income earned by foreign subsidiaries in excess of a deemed return on tangible assets of foreign corporations which applies after the fiscal year ending March 31, 2018. Because of the complexity of the new provisions, we are continuing to evaluate how the provisions will be accounted for under GAAP wherein companies are allowed to make an accounting policy election to either (i) account for GILTI as a component of tax expense in the period in which they are subject to the rules or (ii) account for GILTI in our measurement of deferred taxes. The decrease in the U.S. federal corporate tax rate from 35% to 21% results in a blended statutory tax rate of 31.5% for the fiscal year ended March 31, 2018.

The Company’s income tax provision and effective tax rate during fiscal 2018 was impacted by the Tax Act. As a result of the Tax Act, the Company made an additional estimated provision of $3.4 million in fiscal 2018, of which $2.9 million was recorded in the third quarter of fiscal 2018 and $0.5 million in the fourth quarter of fiscal 2018 for income tax resulting from the enactment of the Tax Act. The dollar decrease in the income tax provision during fiscal 2018, as compared to the same period last year, was attributable to lower pre-tax income and the reduction of the U.S. federal rate from 35% to a blended statutory tax rate of 31.5%, partially offset by a one-time non-cash charge of $3.4 million due to a reduction in deferred tax assets as a result of the reduction of the federal tax rate from 35% to 21% effective January 1, 2018. The increase in the effective tax rate during fiscal 2018, as compared to the same period last year, was primarily attributable to an additional provision for income tax resulting from the enactment of the Tax Act during fiscal 2018, as described above. The increase in the effective tax rate was partially offset by the reduction of the U.S. federal rate from 35% to a blended statutory tax rate of 31.5%, a lower effective state rate, higher foreign tax credits and the recognition of excess tax benefits as a component of income taxes in fiscal 2018 pursuant to ASU 2016-09, which we adopted effective the first quarter of fiscal 2018.

Income tax effects resulting from changes in tax laws are accounted for by the Company in accordance with the authoritative guidance, which requires that these tax effects be recognized in the period in which the law is enacted and the effects are recorded as a component of provision for income taxes from continuing operations. In December 2017, the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed on December 22, 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the deferred tax re-measurements to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118. The Company’s provision for income taxes during fiscal 2018 is based on a reasonable estimate of the effects on its transition tax and existing deferred tax balances. The Company estimates it will incur no transition tax and has recorded a one-time non-cash charge of $3.4 million due to an estimated reduction in deferred tax assets as a result of the reduction of the federal rate from 35% to 21%. The computation of the transition tax could be impacted by further interpretations from the U.S. and state governments and regulatory organizations. The reduction of the deferred tax assets may be impacted by changes in the timing for the reversal of existing deferred tax assets and liabilities. Given the complexity of Tax Act, we may be refining our estimates of these provisional amounts as further guidance is issued from the U.S. Treasury, the SEC and the FASB.

Prior to the reporting period in which the Tax Act was enacted, our policy was to reinvest earnings of their foreign subsidiaries unless such earnings are subject to U.S. taxation. As of March 31, 2018, there were no significant foreign earnings that have not been subject to U.S. taxation. We do not have sufficient information available to finalize our analysis of the impact of the Tax Act on our repatriation policy, and therefore, the policy has not changed as of March 31, 2018. We expect to finalize our analysis during the quarter ending June 30, 2018 which may include a change in our repatriation policy.

Deferred Taxes

The following table presents the breakdown between current and non-current net deferred tax assets and liabilities (in thousands):

	March 31,
	2018	2017
Deferred tax assets, current	$—	$5,644
Deferred tax assets, non-current	7,913	4,392
Deferred tax liabilities, non-current	(203)	(234)
Total net deferred tax assets	$7,710	$9,802

Significant components of our deferred tax assets and liabilities are as follows (in thousands):

	March 31,
	2018	2017
Deferred tax assets:
Research and development tax credit carryforwards	$1,218	$917
Capitalized research and development	10	45
Inventory reserves	348	598
Deferred revenue from extended maintenance agreements	550	1,074
Warranty reserves	1,282	1,659
Accrued payroll and other accrued expenses	1,192	1,715
Share-based compensation	4,014	4,753
Alternative minimum tax credits	24	24
Tax on deferred intercompany profit	1,085	1,221
Other	595	696
Total deferred tax assets	10,318	12,702
Deferred tax liabilities:
Depreciation	(2,317)	(2,518)
Other	(291)	(382)
Total deferred tax liabilities	(2,608)	(2,900)
Net deferred tax assets	$7,710	$9,802

During the first quarter of fiscal 2018, we adopted ASU 2016-09, and as a result of adoption, during fiscal 2018 we recognized $0.3 million of excess tax benefits related to share-based payments in our income tax provision. These items were historically recorded in common stock. Prior to April 1, 2017, cash flows resulting from excess tax benefits were classified as a part of cash flows from financing activities. During fiscal 2017 and 2016, we recognized $24,000 and $1.6 million, respectively, of tax deductions related to share-based compensation, on a consolidated basis, in excess of recognized share-based compensation expense (“excess benefits”) that was recorded to shareholders’ equity. We recorded excess benefits to shareholders’ equity when the benefits result in a reduction in cash paid for income taxes.

A valuation allowance against deferred tax assets is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. As of March 31, 2018 and 2017, we did not have a valuation allowance.

As of March 31, 2018, we had no federal or California net operating loss carryforwards. As of March 31, 2018, our California research and development tax credit carryforwards were $1.5 million. The California research and development tax credit will carryforward indefinitely.

Unrecognized Tax Benefits

During fiscal 2018, 2017 and 2016, we did not recognize any interest and penalties related to unrecognized tax benefits.

We file income tax returns in the U.S. federal jurisdiction, Germany, United Kingdom, Hong Kong and various state jurisdictions. The statute of limitations is three years for federal and four years for California. Our federal income tax returns are subject to examination for fiscal years 2015 through 2018. Our California income tax returns are subject to examination for fiscal years 2014 through 2018, with the exception of California tax credit carryovers. To the extent there is a research and development tax credit available for carryover to future years, the statute of limitations with respect to the tax credit begins in the year utilized. As a result of the timing for the utilization of California tax credit carryovers, our California research and development tax credits are subject to examination for fiscal years 2011 through 2018. We are subject to examination in Germany for fiscal years 2014 through 2018, in the United Kingdom for fiscal years 2013 through 2018 and in Hong Kong for fiscal years 2017 through 2018.

We are subject to income taxes in the United States and various foreign jurisdictions. Accordingly, we are subject to a variety of examinations by taxing authorities in these locations. In the third quarter of fiscal 2017, the state of California commenced an examination of our tax returns for fiscal years 2014 and 2015, which was completed in the second quarter of fiscal 2018 and there have not been any proposed assessments as a result of this examination. Our foreign subsidiary income tax returns for fiscal 2013 through 2015 are subject to examination by German tax authorities. The German tax examination commenced in the third quarter of fiscal 2018 and completed in the fourth quarter of fiscal 2018. The proposed assessment by such authorities in Germany was not significant. The German tax authorities notified the Company of its intent to audit fiscal years 2016 through 2018. As of March 31, 2018, the audit had not commenced.

NOTE 19. SEGMENT REPORTING INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by our chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

Abaxis develops, manufactures and markets portable blood analysis systems for use in human or veterinary patient care setting to provide clinicians with rapid blood constituent measurements. We identify our reportable segments as those customer groups that represent more than 10% of our combined revenue or gross profit or loss of all reported operating segments. We manage our business on the basis of the following two reportable segments: (i) the medical market and (ii) the veterinary market, which are based on the products sold by market and customer group. For the products that we manufacture and sell, each reportable segment has similar manufacturing processes, technology and shared infrastructures. The accounting policies for segment reporting are the same as for the Company as a whole. We do not segregate assets by segments because our chief operating decision maker, or decision making group, does not use assets as a basis to evaluate a segment’s performance.

Medical Market

In the medical market reportable segment, we serve a worldwide customer group consisting of physicians’ office practices across multiple specialties, urgent care, outpatient and walk-in clinics (free-standing or hospital-connected), health screening operations, home care providers (national, regional or local), nursing homes, ambulance companies, oncology treatment clinics, dialysis centers, pharmacies, hospital laboratories, military installations (ships, field hospitals and mobile care units), pharmaceutical clinical trials and cruise ship lines. The products manufactured and sold in this segment primarily consist of Piccolo chemistry analyzers and medical reagent discs.

Veterinary Market

In the veterinary market reportable segment, we serve a worldwide customer group consisting of companion animal hospitals, animal clinics with mixed practices of small animals, birds and reptiles, equine and bovine practitioners, veterinary emergency clinics, veterinary referral hospitals, universities, government, pharmaceutical companies, biotechnology companies and private research laboratories. Our veterinary market product offerings include VetScan chemistry analyzers and veterinary reagent discs, VetScan hematology instruments and related reagent kits, VetScan VSpro specialty analyzers and related consumables, VetScan i-STAT analyzers and related consumables, VetScan rapid tests, urinalysis instruments and related consumables and sediment analyzers and related consumables.

Total Revenues, Cost of Revenues and Gross Profit by Segment

The table below summarizes revenues, cost of revenues and gross profit from our two operating segments and from certain unallocated items and represents our results from continuing operations for fiscal 2018, 2017 and 2016 (in thousands).

	Year Ended March 31,
	2018	2017	2016
Revenues:
Medical Market	$38,554	$36,602	$37,845
Veterinary Market	201,904	186,661	177,667
Other (1)	4,242	3,957	3,389
Total revenues	244,700	227,220	218,901
Cost of revenues:
Medical Market	20,913	19,909	20,223
Veterinary Market	89,863	81,249	75,296
Other (1)	315	217	130
Total cost of revenues	111,091	101,375	95,649
Gross profit:
Medical Market	17,641	16,693	17,622
Veterinary Market	112,041	105,412	102,371
Other (1)	3,927	3,740	3,259
Gross profit	$133,609	$125,845	$123,252
______________________________

(1)	Represents unallocated items, not specifically identified to any particular business segment.

NOTE 20. REVENUES BY PRODUCT CATEGORY AND GEOGRAPHIC REGION AND SIGNIFICANT CONCENTRATIONS

Revenue Information

The following is a summary of our revenues by product category and represents our results from continuing operations (in thousands):

	Year Ended March 31,
Revenues by Product Category	2018	2017	2016
Instruments(1)	$39,104	$39,257	$43,042
Consumables(2)	191,345	175,346	165,025
Other products(3)	14,251	12,617	10,760
Product sales, net	244,700	227,220	218,827
Development and licensing revenue	—	—	74
Total revenues	$244,700	$227,220	$218,901
______________________________

(1)	Instruments include chemistry analyzers, hematology instruments, VSpro specialty analyzers, i‑STAT analyzers, urinalysis instruments and sediment analyzers.

(2)	Consumables include reagent discs, hematology reagent kits, VSpro specialty cartridges, i‑STAT cartridges, urinalysis tests, sediment tests and rapid tests.

(3)	Other products include products using the Orbos process and extended maintenance agreements.

The following is a summary of our revenues by geographic region based on customer location and represents our results from continuing operations (in thousands):

	Year Ended March 31,
Revenues by Geographic Region	2018	2017	2016
North America	$194,660	$181,853	$175,019
Europe	36,171	32,764	31,262
Asia Pacific and rest of the world	13,869	12,603	12,620
Total revenues	$244,700	$227,220	$218,901

Significant Concentrations

During fiscal 2018, four distributors, MWI Veterinary Supply, Inc., Henry Schein Animal Health, Patterson Companies, Inc. and Abbott Point of Care, Inc. accounted for 22%, 16% , 11% and 10%, respectively, of our total worldwide revenues.

During fiscal 2017, four distributors, MWI Veterinary Supply, Inc., Henry Schein Animal Health, Patterson Companies, Inc. and Abbott Point of Care, Inc. accounted for 21%, 14% , 11% and 10%, respectively, of our total worldwide revenues.

During fiscal 2016, four distributors, MWI Veterinary Supply, Inc., Henry Schein, Inc., Patterson Companies, Inc. and Abbott Point of Care, Inc. accounted for 20%, 13%, 11% and 10%, respectively, of our total worldwide revenues.

Substantially all of our long-lived assets are located in the United States.

NOTE 21. SUMMARY OF QUARTERLY DATA (UNAUDITED)

The following table is a summary of unaudited quarterly data for fiscal 2018 and 2017 (in thousands, except per share data):

	Quarter Ended
Fiscal Year Ended March 31, 2018:	June 30	September 30	December 31	March 31
Revenues	$58,258	$58,854	$59,670	$67,918
Gross profit	31,944	32,161	32,176	37,328
Income from continuing operations, net of tax	6,330	6,601	4,226	10,020
Gain (loss) from discontinued operations, net of tax	—	—	—	—
Net income	$6,330	$6,601	$4,226	$10,020
Net income per share:
Basic
Continuing operations	$0.28	$0.29	$0.19	$0.44
Discontinued operations	—	—	—	—
Basic net income per share	$0.28	$0.29	$0.19	$0.44
Diluted
Continuing operations	$0.28	$0.29	$0.18	$0.43
Discontinued operations	—	—	—	—
Diluted net income per share	$0.28	$0.29	$0.18	$0.43
Cash dividends declared per share	$0.14	$0.14	$0.16	$0.16

	Quarter Ended
Fiscal Year Ended March 31, 2017:	June 30	September 30	December 31	March 31
Revenues	$57,696	$58,552	$52,772	$58,200
Gross profit	32,001	32,258	29,404	32,182
Income from continuing operations, net of tax	6,890	11,487	6,859	7,543
Gain (loss) from discontinued operations, net of tax	—	(55)	(15)	7
Net income	$6,890	$11,432	$6,844	$7,550
Net income (loss) per share:
Basic
Continuing operations	$0.31	$0.51	$0.30	$0.33
Discontinued operations	—	—	—	—
Basic net income per share	$0.31	$0.51	$0.30	$0.33
Diluted
Continuing operations	$0.30	$0.51	$0.30	$0.33
Discontinued operations	—	(0.01)	—	—
Diluted net income per share	$0.30	$0.50	$0.30	$0.33
Cash dividends declared per share	$0.12	$0.12	$0.14	$0.14

NOTE 22. RELATED PARTY TRANSACTIONS

In May 2016, we entered into a distribution agreement with Visual Dynamix (the “Agreement”). Dr. Craig Tockman, Abaxis’ Vice President of Animal Health Sales and Marketing for North America, is an executive officer of Abaxis, Inc. Mr. Gary Tockman, Dr. Tockman’s brother, is the President and owner of Visual Dynamix. Under the Agreement, we agreed to purchase a minimum of 100 units of microscopes or microscopes and camera systems for exclusive worldwide distribution rights. The price per unit is variable and dependent on the volume of units ordered. The initial term of the Agreement ends in May 2017, and after the initial term, the Agreement renews automatically for successive one-year periods unless terminated by either party based upon a notice of non-renewal of sixty days. We purchased from Visual Dynamix inventory products of $0.9 million and $0.5 million, during fiscal 2018 and 2017, respectively. We market the products purchased from Visual Dynamix worldwide as the VetScan HDmicroscope.

NOTE 23. SUBSEQUENT EVENTS

On April 25, 2018, our Board of Directors declared a quarterly cash dividend of $0.18 per share on our outstanding common stock to be paid on June 15, 2018 to all shareholders of record as of the close of business on June 1, 2018.

On May 15, 2018, we entered into a definitive agreement with Zoetis Inc., a Delaware corporation (“Zoetis”), and Zeus Merger Sub, Inc., a California corporation and an indirect wholly-owned subsidiary of Zoetis (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and indirect wholly-owned, subsidiary of Zoetis (the “Merger”). As a result of the Merger, each share of common stock, no par value, of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares, if any, held by the Company, Zoetis, Merger Sub or any of their subsidiaries and shares with respect to which dissenters rights have been properly demanded in accordance with the Corporations Code of the State of California) will be converted into the right to receive $83.00 in cash, without interest, per share. Subject to the satisfaction or waiver of various closing conditions, including the approval of the Merger by the Company’s shareholders, the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of applicable competition law approvals in Germany, the Merger is expected to be completed in the second half of calendar year 2018.